UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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KOHL’S CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 30, 2008

To Our Shareholders:

The Annual Meeting of Shareholders of Kohl’s Corporation will be held at the Milwaukee Theatre, 500 W. Kilbourn Avenue, Milwaukee, Wisconsin 53203, on April 30, 2008, at 10:00 a.m. local time, for the following purposes:

1.	To elect ten directors to serve on our Board of Directors for a one-year term and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

3.	To vote on the shareholder proposals described below, if properly presented at the meeting; and

4.	To act upon any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 5, 2008 are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Please vote as soon as possible in one of these three ways, whether or not you plan to attend the meeting:

•	Visit the web site shown on your proxy card to vote over the internet;

•	Use the toll-free telephone number shown on your proxy card to vote over the telephone; or

•	Complete, sign, date and return your proxy card in the reply envelope provided.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 30, 2008: The 2007 annual report and proxy statement of Kohl’s Corporation are available at http://bnymellon.mobular.net/bnymellon/kss.

By Order of the Board of Directors

Richard D. Schepp
Secretary

Menomonee Falls, Wisconsin

March 31, 2008

KOHL’S CORPORATION

N56 W17000 Ridgewood Drive

Menomonee Falls, Wisconsin 53051

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 30, 2008

GENERAL INFORMATION ABOUT THESE MATERIALS

This proxy statement describes matters on which we would like you, as a shareholder, to vote at our 2008 Annual Meeting of Shareholders. It also gives you information on these matters so that you can make informed decisions. You are receiving a proxy statement and proxy card from us because our records indicate that you owned shares of our common stock on March 5, 2008, the record date for the meeting.

Our Board of Directors is soliciting your proxy to be used at the meeting. When you sign the proxy card, you appoint two of our officers, Richard D. Schepp and R. Lawrence Montgomery, as your representatives at the meeting. These individuals will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change. Proxy materials, including this proxy statement, are first being sent to shareholders on or about March 31, 2008.

QUESTIONS AND ANSWERS

ABOUT OUR 2008 ANNUAL MEETING OF SHAREHOLDERS

When and where will the meeting take place?

The annual meeting will be held on Wednesday, April 30, 2008, at 10:00 a.m., local time, at the Milwaukee Theatre, 500 W. Kilbourn Avenue, Milwaukee, Wisconsin 53203.

What is the purpose of the meeting?

At the annual meeting, management will give a report on our performance during the fiscal year that ended on February 2, 2008. In addition, you will be asked to vote on the following matters:

•	the election of ten directors to serve for a one-year term and until their successors are duly elected and qualified;

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009;

•	two shareholder proposals described below, if properly presented at the meeting; and

•	any other business that may properly come before the meeting or any adjournment of the meeting.

Could other matters be decided at the meeting?

Our by-laws require prior notification of a shareholder’s intent to request a vote on other matters at the meeting. The deadline for notification has passed, and we are not aware of any other matters that could be brought before the meeting. However, if any other business is properly presented at the meeting, your signed proxy card gives authority to Richard D. Schepp and R. Lawrence Montgomery to vote your shares on such matters at their discretion.

Who is entitled to attend the meeting?

All shareholders who owned our common stock at the close of business on March 5, 2008 (which is called the record date for the meeting) or their duly appointed proxies, may attend the meeting. Registration begins at 9:30 a.m.

Who is entitled to vote at the meeting?

All shareholders who owned our common stock at the close of business on the record date are entitled to attend and vote at the meeting and at any adjournment or postponement of the meeting.

How many votes do I have?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter.

How many votes must be present to hold the annual meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether there is a quorum. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have the necessary voting power for that particular item and has not received instructions from the beneficial owner. In order for us to determine that enough votes will be present to hold the meeting, we urge you to vote in advance by proxy even if you plan to attend the meeting.

How many votes may be cast by all shareholders?

A total of 308,921,329 votes may be cast at the meeting, consisting of one vote for each share of our common stock outstanding on the record date.

How do I vote?

You may vote in person at the meeting or vote by proxy as described below.

Whether or not you intend to attend the meeting, you can vote by proxy in three ways:

•	You can submit your proxy over the internet by following the instructions given on the website shown on your proxy card;

•	You can submit your proxy over the telephone by following the instructions given at the toll-free number shown on your proxy card; or

•	You can submit your proxy by mail by completing, signing, dating and returning your proxy card in the reply envelope provided.

If you vote by proxy, your shares will be voted at the meeting in the manner you indicate. If you sign and return your proxy card, but don’t specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

May I change or revoke my vote after I submit my proxy?

Yes. To change your vote previously submitted by proxy, you may:

•	cast a new vote by mailing a new proxy card with a later date; or

•	cast a new vote by calling the toll-free telephone number shown on your proxy card;

•	cast a new vote over the internet by visiting the website shown on your proxy card; or

•	if you hold shares in your name, attend the annual meeting and vote in person.

If you wish to revoke rather than change your vote, written revocation must be sent to our corporate Secretary prior to the meeting.

What are the Board’s voting recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors recommends a vote:

•	FOR the election of the ten nominees named under the caption “ITEM ONE — ELECTION OF DIRECTORS” to serve as directors (see page 13);

•

FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2009 (see “ITEM TWO — RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” on page 43);

•	AGAINST the approval of the shareholder proposal on the uncontested election of directors (see “ITEM THREE — SHAREHOLDER PROPOSAL” on page 44); and

•	AGAINST the approval of the shareholder proposal regarding an executive compensation plan (see “ITEM FOUR — SHAREHOLDER PROPOSAL” on page 46).

How many votes will be required to approve each of the proposals?

•

ITEM ONE: Kohl’s Board of Directors has instituted a majority vote requirement for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

•

ITEMS TWO, THREE, and FOUR: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and the shareholder proposals will each be approved if the number of votes cast “for” that proposal exceeds the number of votes cast “against” it. If you abstain from voting on any of these proposals, your shares will be counted as present for purposes of determining whether there is a quorum, but will have no effect on the outcome of such proposal or proposals.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote on a matter to be submitted at the annual meeting, your shares will be voted in accordance with the Board of Directors’ recommendations described above. In the event any other matters are brought before the meeting, Richard D. Schepp and R. Lawrence Montgomery will vote your shares on such matters at their discretion.

What happens if I do not vote by proxy?

If you do not vote by proxy, the shares held in your name will not be voted unless you vote in person at the meeting. If you hold your shares through a broker and you do not provide your broker with specific instructions, your shares may be voted with respect to certain proposals at your broker’s discretion. If the broker does not vote those shares, those broker non-votes will have no effect on the outcome of any of the proposals.

How can I attend the annual meeting?

Only shareholders as of the close of business on the record date, March 5, 2008, may attend the annual meeting. To be admitted to the meeting, you will be required to present photo identification and an admission ticket or proof of ownership of your shares as of the record date, such as a letter or account statement from your bank or broker.

IF YOU DO NOT HAVE AN ADMISSION TICKET (OR PROOF OF OWNERSHIP) AND VALID PICTURE IDENTIFICATION, YOU WILL NOT BE ADMITTED TO THE MEETING.

The use of cameras, recording devices and other electronic devices at the meeting is prohibited, and such devices will not be allowed in the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while you may bring these phones into the venue, you may not use the camera function at any time.

What happens if the annual meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will remain valid and may be voted when the meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will our independent registered public accounting firm participate in the meeting?

Yes. Our independent registered public accounting firm is Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the meeting, will be available to answer any appropriate questions you may have and will have the opportunity to make a statement.

Are members of the Board of Directors required to attend the meeting?

While the Board has not adopted a formal policy regarding director attendance at annual shareholder meetings, directors are encouraged to attend. Ten of our eleven directors attended the 2007 Annual Meeting of Shareholders.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay all costs and expenses related to preparation of these proxy materials and solicitation of your vote. We also pay all annual meeting expenses. In addition to soliciting proxies by mail, we may solicit proxies by telephone, personal contact, and electronic means. None of our directors, officers, or employees will be specially compensated for these activities. We have hired Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed $7,000, plus reimbursement for out-of-pocket expenses. We also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our common stock, but we will not pay any compensation for their services.

Can I view these proxy materials electronically?

Yes. You may view our 2007 annual report and proxy statement at http://bnymellon.mobular.net/bnymellon/kss. You may also use our website at www.kohls.com to view all of our filings with the Securities and Exchange Commission, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

How can I receive copies of Kohl’s year-end SEC filings?

We will furnish without charge to any shareholder who requests in writing, a copy of this proxy statement and/or our Annual Report on Form 10-K, including financial statements and related schedules, for the fiscal year ended February 2, 2008, as filed with the Securities and Exchange Commission (“SEC”). Any such request should be directed to Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, Attention: Investor Relations.

How do shareholders submit proposals for Kohl’s 2009 Annual Meeting of Shareholders?

You may present matters for consideration at our next annual meeting either by having the matter included in our proxy statement and listed on our proxy card or by conducting your own proxy solicitation.

To have your proposal included in our proxy statement and listed on our proxy card for the 2009 annual meeting, we must receive your proposal by December 1, 2008. You may submit your proposal in writing to: Corporate Secretary, Kohl’s Corporation, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051. You may submit a proposal only if you have continuously owned at least $2,000 worth of our common stock for at least one year before you submit your proposal, and you must continue to hold this level of stock through the date of the 2009 annual meeting.

If you decide to conduct your own proxy solicitation, you must provide us with written notice of your intent to present your proposal at the 2009 annual meeting, and the written notice must be received by us by January 30, 2009. If you submit a proposal for the 2009 annual meeting after January 30, 2009, your proposal cannot be considered at the annual meeting.

QUESTIONS AND ANSWERS

ABOUT OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

What is the makeup of the Board of Directors and how often are members elected?

Our Board of Directors currently has twelve members. Each director stands for election every year. James D. Ericson and R. Elton White will be retiring from the Board of Directors as of the date of the 2008 annual meeting and will not stand for re-election. The Board of Directors has determined that following these planned retirements, the size of the Board will be reduced to ten members.

How often did the Board of Directors meet in fiscal 2007?

The full Board of Directors formally met seven times during fiscal 2007 and otherwise accomplished its business through the work of the committees described below or otherwise without formal meetings. Each incumbent director attended at least 75% of the meetings of the Board and of the standing committees of which he or she was a member during fiscal 2007.

Do the non-management directors meet in regularly scheduled executive sessions?

Yes. The non-management members of our Board of Directors meet in regularly scheduled executive sessions without any members of management present. Our Board of Directors, upon the recommendation of the Governance & Nominating Committee, appointed Mr. White as the “Lead Director” for fiscal 2007. A new Lead Director will be named following Mr. White’s retirement in April 2008.

Has the Board of Directors adopted written Corporate Governance Guidelines?

Yes. Our Board has adopted written Corporate Governance Guidelines in order to assure that the Board has the necessary practices in place to govern us in the best interests of the shareholders. To view these Guidelines, access www.kohls.com, then “Investor Relations,” then “Corporate Governance,” then “Corporate Governance Guidelines.” Paper copies will be provided to any shareholder upon request.

How does the Board determine which directors are independent?

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence.

Which directors have been designated as independent?

Based on the analysis described below on page 15 under the caption “Independence Determinations & Related Person Transactions,” the Board affirmatively determined that seven of the ten directors that will continue to serve on the Board following the annual meeting are independent: Steven A. Burd, Wayne Embry, John F. Herma, William S. Kellogg, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson. James D. Ericson and R. Elton White were also determined to be independent.

What are the standing committees of the Board?

Our Board of Directors has three standing committees: the Audit Committee, the Governance & Nominating Committee and the Compensation Committee.

Who are the members of the standing committees?

During fiscal 2007, the members of our Board of Directors’ standing committees were:

Committee	Members	Chairperson

Audit Committee	Wayne Embry John F. Herma Stephen E. Watson R. Elton White	R. Elton White

Governance & Nominating Committee	Steven Burd Wayne Embry James Ericson John F. Herma Frank V. Sica Stephanie A. Streeter Stephen E. Watson R. Elton White	Wayne Embry

Compensation Committee	Steven Burd James Ericson Frank V. Sica	James Ericson

Are all of the members of the standing committees independent?

Yes. The members of each of the standing committees have been deemed independent by the Board of Directors.

Do all of the standing committees operate under a written charter?

Yes. The charters of each of the standing committees are available for viewing by accessing our website at www.kohls.com, then “Investor Relations,” then “Corporate Governance.” Paper copies will be provided to any shareholder upon request.

What are the functions of the standing committees?

Audit Committee

It is the responsibility of the Audit Committee to assist the Board of Directors in its oversight of our financial accounting and reporting practices. The specific duties of the Audit Committee include monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm and internal auditing functions; and providing an avenue of communication among the independent registered public accounting firm, management, the internal auditing functions and the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent registered public accounting firm as well as any Kohl’s employee. The Audit Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Board has determined that all of the members of the Audit Committee qualify as “audit committee financial experts,” and that each Audit Committee member is “financially literate” and “independent” as defined by the Commission’s regulations and the NYSE’s listing standards.

Governance & Nominating Committee

The duties of the Governance & Nominating Committee are to provide assistance to the Board of Directors in the selection of candidates for election and re-election to the Board and its committees; advise the Board on corporate governance matters and practices, including developing, recommending, and thereafter periodically reviewing the Corporate Governance Guidelines and principles applicable to us; and coordinate an annual evaluation of the performance of the Board and each of its standing committees.

Compensation Committee

The duties of the Compensation Committee are to discharge the Board’s responsibilities related to compensation of our directors and officers, as well as those with respect to our general employee compensation and benefit policies and practices to ensure that they meet corporate objectives. The Compensation Committee has overall responsibility for evaluating and approving our executive officer benefit, incentive compensation, equity based or other compensation plans, policies and programs. The Compensation Committee also approves goals for incentive plans and evaluates performance against these goals. Furthermore, the Compensation Committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. Further information regarding the Committee’s processes and procedures for the consideration of executive and director compensation is included in the Compensation Discussion & Analysis section of this proxy statement.

How many times did each standing committee meet in fiscal 2007?

During fiscal 2007, the Audit Committee formally met nine times and otherwise accomplished its business without formal meetings. The Compensation Committee formally met four times and otherwise accomplished its business without formal meetings. The Governance & Nominating Committee formally met two times and otherwise accomplished its business without formal meetings.

Are there currently any other committees of the Board of Directors?

The Board of Directors has also established an Executive Committee, the primary function of which is to act on behalf of the Board of Directors in the intervals between the Board’s meetings. The Executive Committee may not, however, take any actions that: (a) are prohibited by applicable law or our Articles of Incorporation or Bylaws, or (b) are required by law or by rule of the New York Stock Exchange to be performed by a committee of independent directors, unless the composition of the Executive Committee complies with such law or rule. The members of the Executive Committee are Messrs. Burd, Kellogg, Montgomery, Sica and Sommerhauser. The Executive Committee meets monthly, or more frequently as needed.

How does the Board identify and evaluate nominees for director?

The Governance & Nominating Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee utilizes a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Committee through current directors, members of management, eligible shareholders or other persons. From time to time the Committee may also engage a search firm to assist in identifying potential Board candidates, although such a firm was not used to identify any of the nominees for director proposed for election at the 2008 annual meeting. Once the Committee has identified a prospective nominee, the Committee evaluates the prospective nominee’s potential contributions in providing advice and guidance to the Board and management. Selection is made from individuals whose leadership, effectiveness and social responsibility have been demonstrated or whose specialized training and experience is of value to Kohl’s. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Board is committed to an inclusive Board with a diversity of experience and outlook.

How does the Board evaluate director candidates recommended by shareholders?

The Governance & Nominating Committee does not evaluate shareholder nominees differently than any other nominee. Pursuant to procedures set forth in our Bylaws, our Governance & Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be timely for the 2009 annual meeting of shareholders, the notice must be received within the time frame discussed above on page 5 under the heading “How do shareholders submit proposals for Kohl’s 2009 Annual Meeting of Shareholders?”. To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee and information about the nominating shareholder and each nominee. These requirements are detailed in our Bylaws, a copy of which will be provided to you upon request.

How are directors compensated?

Pursuant to our Non-Employee Director Compensation Program that was in effect through May 5, 2007, directors who were not our employees or employees of our subsidiaries received an annual retainer fee of $50,000. Chairpersons of the Compensation and Governance & Nominating Committees received an additional $10,000 retainer fee. The Chairperson of the Audit Committee received an additional $20,000 retainer fee. Non-employee directors also received $2,000 for each full Board of Directors meeting and committee attended in person ($1,000 if the director participated via teleconference). Directors received no additional compensation for participation in Executive Committee meetings or meetings of the non-management Directors. Directors were also reimbursed for travel and other expenses related to attendance at Board of Directors and committee meetings or educational seminars approved in advance by the Governance & Nominating Committee.

Our Non-Employee Director Compensation Program was revised as of May 6, 2007 to provide that directors who are not our employees or employees of our subsidiaries receive an annual retainer fee of $100,000. The Lead Director receives an additional retainer fee of $15,000. Chairpersons of the Compensation Committee and the Governance & Nominating Committee receive an additional $10,000 retainer fee, and the Chairperson of the Audit Committee receives an additional $20,000 retainer fee. Non-employee directors also receive retainer fees for membership on the Compensation, Audit and Executive Committees. Committee member retainers are $10,000 for Compensation Committee members and $15,000 for Audit Committee and Executive Committee members. Directors receive no additional compensation for participation in Board of Directors’ or committee meetings. Directors are, however, reimbursed for travel and other expenses related to attendance at these meetings as well as travel and other expenses related to attendance at educational seminars approved in advance by the Governance & Nominating Committee.

Stock options are granted to non-employee directors from time to time pursuant to our 1997 Stock Option Plan for Outside Directors. These grants are typically made following a director’s initial election to the Board and each time the director is re-elected by the shareholders to serve a new term. Ten-year options to purchase 3,700 shares of the Company’s common stock were granted to each of the non-employee directors that were re-elected to the Board at the 2007 Annual Meeting of Shareholders. Ms. Streeter was granted a ten-year option to purchase 3,700 shares following her initial election in July. All of the options granted to non-employee directors in 2007 were at the closing market price on the date of grant and vest on the first anniversary of the date of grant.

We believe that director stock ownership is important to align the interests of our directors with those of our shareholders. New directors are expected to own or acquire 1,000 shares of our common stock following their initial election to the board, and to own 2,500 shares within three years of such initial election.

Director Compensation Table

The following table provides each element of compensation paid or granted to each non-employee director for services rendered during fiscal 2007. Retainer fees are paid on a quarterly basis in arrears, so some of the retainer fees in this table may have been paid in the first quarter of fiscal 2008 for services rendered in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Jay H. Baker(2)	$9,000	—	$16,105	—	—	—	$25,105
Steven A. Burd	$97,750	—	$91,239	—	—	—	$188,989
Wayne Embry	$103,750	—	$79,025	—	—	—	$182,775
James Ericson	$99,000	—	$126,603	—	—	—	$225,603
John F. Herma	$97,250	—	$79,025	—	—	—	$176,275
William S. Kellogg	$90,250	—	$126,603	—	—	—	$216,853
Frank V. Sica	$99,750	—	$79,025	—	—	—	$178,775
Peter M. Sommerhauser	$90,250	—	$91,239	—	—	—	$181,489
Stephanie A. Streeter	$50,000	—	$35,223	—	—	—	$85,223
Stephen E. Watson	$97,250	—	$116,132	—	—	—	$213,382
Elton White	$123,500	—	$126,603	—	—	—	$250,103

(1)

The amounts shown represent the compensation cost we recognized in fiscal 2007 related to option awards in accordance with FAS 123(R), and therefore include amounts from awards granted in and prior to fiscal 2007. Upon their election or re-election to the Board of Directors in fiscal 2007, each director was granted an award of 3,700 stock options. The grant date fair value of these awards was $75,389 for Ms. Streeter, and $99,634 for all of the other continuing directors. Due to his retirement, Mr. Baker did not receive any option awards in fiscal 2007. For a discussion of the valuation assumptions used for all option awards, see Note 7 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K. As of February 2, 2008, the aggregate number of vested and unvested stock options held by each director were: Mr. Baker: 9,500 vested, 0 unvested; Mr. Burd: 8,500 vested, 3,700 unvested; Mr. Embry: 9,000 vested, 3,700 unvested; Mr. Ericson: 8,000 vested, 6,200 unvested; Mr. Herma: 6,000 vested, 3,700 unvested; Mr. Kellogg: 8,000 vested, 6,200 unvested; Mr. Sica: 6,000 vested, 3,700 unvested; Mr. Sommerhauser: 9,500 vested, 3,700 unvested; Ms. Streeter: 0 vested, 3,700 unvested; Mr. Watson: 2,500 vested and 8,700 unvested; Mr. White: 8,000 vested, 6,200 unvested.

(2)	Mr. Baker retired from the Board of Directors in April 2007.

Do you have a written Code of Ethics?

Yes. Our Board of Directors, through its Governance & Nominating Committee, has adopted a code of ethical standards that describes the ethical and legal responsibilities of all Kohl’s employees and, to the extent applicable, members of Kohl’s Board of Directors. This code includes (but is not limited to) the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. We provide educational seminars with respect to the code for all of our employees, and all employees agree in writing to comply with the code at the time they are hired and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, including through the use of an anonymous toll-free hotline. This code, known as “Kohl’s Ethical Standards and Responsibilities” can be viewed on our website by accessing www.kohls.com, then “Investor Relations,” then “Corporate Governance,” then “Code of Ethics.” We intend to satisfy our disclosure requirements under Item 10 of Form 8-K, regarding any amendments to, or waiver of, a provision of our Code of Business Conduct that applies to our principal executive officer, principal financial officer or our Directors by posting such information at this location on our website. Paper copies of the code of ethics will be provided to any shareholder upon request.

How can I obtain copies of your corporate governance documents?

You may obtain a copy of our Corporate Governance Guidelines, our Code of Ethics and the charters for each of the committees of our board of directors on our website at www.kohls.com, under the section entitled “Investor Relations,” or by contacting our Investor Relations staff by e-mail at investor.relations@kohls.com or by mail at N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051.

How can I communicate with members of the board of directors?

You may contact any member of the Board of Directors, including the Lead Director, as follows (these instructions are also available on our website):

Write to our Board of Directors:

Kohl’s Board of Directors

c/o Brian Miller, Senior Vice President — Corporate Governance

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

Or

E-mail our Board of Directors:

directors@kohls.com

Or

Contact Brian Miller, Senior Vice President — Corporate Governance

brian.f.miller@kohls.com

(262) 703-1723

fax: (262) 703-6143

N56 W17000 Ridgewood Drive

Menomonee Falls, WI 53051

All questions or concerns will be received and processed by Brian F. Miller, our Senior Vice President — Corporate Governance, who reports directly to the Audit Committee. Mr. Miller will forward communications to the appropriate members of management and the Board of Directors and provide a quarterly recap of all such communications to the Audit Committee. Correspondence relating to accounting, internal controls or auditing matters is immediately brought to the attention of our internal audit department and, if appropriate, to the Audit Committee.

All such communications are treated confidentially. You can remain anonymous when communicating your concerns.

When do your fiscal years end?

References in this proxy statement to a “fiscal year” are to the calendar year in which the fiscal year begins. For example, the fiscal year ended February 2, 2008 is referred to as “fiscal 2007”.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of February 2, 2008 (unless otherwise noted) by:

•	each of our directors and nominees;

•	each of our named executive officers;

•	all of our executive officers, directors and nominees as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power. The beneficial ownership includes shares owned by the individual in his or her 401(k) Plan and our Employee Stock Ownership Plan. Indicated options are all exercisable within 60 days of February 2, 2008.

Name of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Steven A. Burd	23,445	(1)	*

Wayne Embry	9,500	(2)	*

James D. Ericson	38,500	(3)	*

John F. Herma	6,862,680	(4)	2.2%

William S. Kellogg	10,749,991	(5)	3.5%

Frank V. Sica	38,628	(6)	*

Peter M. Sommerhauser 780 N. Water Street Milwaukee, WI 53202	17,692,912	(7)	5.7%

Stephanie A. Streeter	1,000		*

Stephen E. Watson	6,500	(8)	*

R. Elton White	23,000	(9)	*

Kevin Mansell	1,392,514	(10)	*

R. Lawrence Montgomery	2,285,018	(11)	*

Donald A. Brennan	218,317	(12)	*

Thomas Kingsbury	74,547	(13)	*

Wesley S. McDonald	89,672	(14)	*

All directors and executive officers as a group (16 persons)	22,156,753	(15)	7.2%

AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	18,558,415	16)	6.0%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	21,881,642	(17)	7.1%

Capital World Investors . 333 South Hope Street Los Angeles, CA 90071	33,401,000	(18)	10.8%

*	Less than 1%.
(1)	Includes 8,500 shares represented by stock options.
(2)	Includes 9,000 shares represented by stock options.
(3)	Includes 8,000 shares represented by stock options.

(4)

Includes 6,174,340 shares held in trust for the benefit of Mr. Herma’s family but as to which Mr. Sommerhauser has sole voting and investment power, 192,948 shares held by a charitable foundation for which Mr. Herma serves as a director and president and 6,000 shares represented by stock options.

(5)

Includes 9,277,309 shares held in trust for the benefit of Mr. Kellogg’s family but as to which Mr. Sommerhauser has sole voting and investment power, 222,970 shares held by a charitable foundation for which Mr. Kellogg serves as a director and president, 708,532 shares held in trust for the benefit of Mr. Baker’s family and as to which Mr. Kellogg and Mr. Sommerhauser have shared voting and investment power, but no pecuniary interest, and 8,000 shares represented by stock options.

(6)	Includes 6,000 shares represented by stock options and 22,628 shares held by Mr. Sica’s spouse, individually and as trustee of a trust for the benefit of Mr. Sica’s children.
(7)

Includes 17,413,200 shares held in trust for the benefit of the families of current and former executive officers of Kohl’s or in charitable foundations established by executive officers of Kohl’s for which Mr. Sommerhauser has sole or shared voting and investment power but no pecuniary interest. Includes 94,697 shares held in trusts for the benefit of Mr. Sommerhauser’s family as to which Mr. Sommerhauser has no voting or investment power. Includes 9,650 shares held by a charitable foundation for which Mr. Sommerhauser acts as president and a director, 19,570 shares held in trust for the benefit of Mr. Sommerhauser’s spouse and 7,527 shares held by Mr. Sommerhauser’s spouse and 9,500 shares represented by stock options.

(8)	Includes 5,000 shares represented by stock options.
(9)	Includes 8,000 shares represented by stock options.
(10)

Includes 276,000 shares held in trust for the benefit of Mr. Mansell’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 9,894 shares held in trusts for the benefit of Mr. Mansell and his spouse, for which Mr. Mansell or his spouse is a co-trustee, 58,318 shares held by Mr. Mansell’s spouse and 953,850 shares represented by stock options.

(11)

Includes 251,896 shares held in trust for the benefit of Mr. Montgomery’s family but as to which Mr. Sommerhauser has sole voting and investment power. Also includes 19,606 shares held in trusts for the benefit of Mr. Montgomery and his spouse, for which Mr. Montgomery or his spouse is a co-trustee, 17,600 shares held by a charitable foundation for which Mr. Montgomery acts as president and a director, 56,479 shares held by Mr. Montgomery’s spouse and 1,523,500 shares represented by stock options.

(12)	Includes 195,825 shares represented by stock options.
(13)	Includes 58,750 shares represented by stock options.
(14)	Includes 74,758 shares represented by stock options.
(15)	Includes 2,921,394 shares represented by stock options.
(16)

According to a Schedule13G/A filed with the Securities and Exchange Commission on February 14, 2008 by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, as a group referred to as the Mutuelles AXA; AXA Financial, Inc.; AXA; and their subsidiaries (collectively, the “AXA Group”). According to the filing, as of December 31, 2007, the AXA Group was the beneficial owner of 18,558,415 shares of Kohl’s common stock, with sole voting power with respect to 13,146,500 shares, shared voting power with respect to 1,195,725 shares, and sole dispositive power with respect to 18,558,415 shares.

(17)

According to a Schedule13G filed with the Securities and Exchange Commission on February 13, 2008 by T. Rowe Price Associates, Inc. According to the filing, as of December 31, 2007, T. Rowe Price Associates, Inc. was the beneficial owner of 21,881,642 shares of Kohl’s common stock, with sole voting power with respect to 8,290,927 shares and sole dispositive power with respect to 21,786,842 shares.

(18)

According to a Schedule13G/A filed with the Securities and Exchange Commission on February 11, 2008 by Capital World Investors, a division of Capital Research and Management Company. According to the filing, as of December 31, 2007, Capital World Investors was the beneficial owner of 33,401,000 shares of Kohl’s common stock, with sole voting power with respect to 11,095,500 shares and sole dispositive power with respect to 33,401,000 shares.

ITEM ONE

ELECTION OF DIRECTORS

Our Articles of Incorporation provide that our Board of Directors shall consist of five to fifteen members. Our Board of Directors was expanded from eleven members to twelve in July 2007 in conjunction with the Board’s election of Ms. Streeter. Ms. Streeter was initially recommended for Board of Directors membership by one of our outside directors. She was unanimously elected by the full Board upon the recommendation of the Nominating & Governance Committee. Mr. Ericson and Mr. White will retire as of the date of the Annual Meeting, and the Board has determined that at that time, the size of the Board of Directors will be reduced to ten members.

Under our Articles of Incorporation, our Board of Directors is elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify. Our Board of Directors has instituted a majority vote requirement for the election of directors in uncontested elections. This means that a director nominee will be elected if the number of votes cast “for” that nominee exceeds the number of votes cast “against” that nominee. If you abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees.

You may vote for all, some or none of the ten nominees to be elected to the Board. However, you may not vote for more individuals than the number nominated. Unless you direct otherwise, your proxy will be voted for the election of the ten nominees described below. The Board of Directors has no reason to believe that any nominee is not available or will not serve if elected. If for any reason a nominee becomes unavailable for election, the Board of Directors may reduce the size of the Board or may designate a substitute nominee, in which event the shares represented by your signed proxy will be voted for any such substitute nominee, unless you have given different instructions on the proxy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE FOR THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS.

IF YOU RETURN A PROXY CARD THAT IS PROPERLY SIGNED BUT YOU HAVE NOT MARKED YOUR VOTE, THAT PROXY WILL BE VOTED TO ELECT ALL OF THE NOMINEES.

Information about Director Nominees

Following is information regarding the nominees and continuing directors, as furnished by them. There are no family relationships between the nominees. Unless otherwise indicated, the nominees and directors have had the indicated principal occupation for at least the past five years.

	Age	Director Since
Steven A. Burd	58	2001

Chairman, President and Chief Executive Officer of Safeway, Inc., an operator of grocery store chains. Mr. Burd has served as Safeway’s Chairman of the Board of Directors since 1998, Chief Executive Officer since 1993 and President since 1992.

Wayne Embry	71	2000

Senior Advisor to the President of Maple Leaf Sports & Entertainment, Ltd., owners and operators of professional sports teams, since June 2004. Prior to joining Maple Leaf, Mr. Embry served in several executive positions with the Cleveland Cavaliers, a professional basketball team, including over 13 years as General Manager and Team Division President and Chief Operating Officer. Mr. Embry is also a director of PolyOne Corporation, a polymer services company.

	Age	Director Since
John F. Herma	60	1988

Our former Chief Operating Officer and Secretary. Mr. Herma retired from Kohl’s effective June 1999, after 21 years of service.

William S. Kellogg	64	1988

Our former Chairman and Chief Executive Officer. Mr. Kellogg retired from Kohl’s at the end of fiscal 2000, after 34 years of service. Mr. Kellogg is also a director of CarMax, Inc., an automotive retailer.

Kevin Mansell	55	1999

Our President since February 1999. Mr. Mansell served as Executive Vice President—General Merchandise Manager from 1987 to 1998. He joined us in 1982.

R. Lawrence Montgomery	59	1994

Our Chief Executive Officer since February 1999, and Chairman since February 2003. Mr. Montgomery served as Vice Chairman from March 1996 to November 2000 and as Executive Vice President of Stores from February 1993 to February 1996. He joined us in 1988.

Frank V. Sica	57	1988

Managing Partner, Tailwind Capital, a private investment firm, since 2006. Senior Advisor to Soros Private Funds Management from 2003 to 2006. President of Soros Private Funds Management from 2000 to 2003. Managing Director of Soros Funds Management from 1998 to 2000. Mr. Sica is also a Director of CSG Systems International, an account management and billing software company for communication industries, JetBlue Airways Corporation, a commercial airline, and NorthStar Realty Finance Corporation, a real estate finance company.

Peter M. Sommerhauser	65	1988

Shareholder of the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin. Mr. Sommerhauser is also a Trustee of The Northwestern Mutual Life Insurance Company.

Stephanie A. Streeter	50	2007

Former Chairman, President, and Chief Executive Officer of Banta Corporation, a global technology, printing and supply-chain management company from 2004 until 2007; served as Banta Corporation’s President and Chief Executive Officer from 2002 to 2004 and President and Chief Operating Officer from 2001 to 2002.

Stephen E. Watson	63	2006

Former President, Chief Executive Officer of Gander Mountain, L.L.C., a private specialty retailer, from 1997 until his retirement in 2002; held various executive officer positions with Dayton-Hudson Corporation from 1972 until his retirement in 1996, including President, Chairman/Chief Executive Officer of the Department Store Division. Mr. Watson is also a director of Eddie Bauer Holdings, Inc., an apparel retailer.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been one of our officers or employees.

Independence Determinations & Related Person Transactions

Our Board of Directors has established independence guidelines that are described in our Corporate Governance Guidelines. The independence guidelines require a finding that the individual director satisfies all of the independence standards of the New York Stock Exchange, as such standards may be amended from time to time, and also that the director has no material relationships with us (either directly or as a partner, shareholder or officer of any entity) which would be inconsistent with a finding of independence. In accordance with its written charter, the Governance & Nominating Committee is charged with the ongoing review of transactions that could affect a director’s independence.

In February 2008, the Governance & Nominating Committee reviewed a summary of directors’ responses to a questionnaire asking about their relationships with us (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. During the course of this review, the Committee broadly considered all relevant facts and circumstances, recognizing that material relationships can include commercial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Based on this review, the Committee affirmatively determined that the following continuing directors are independent: Steven A. Burd, Wayne Embry, John F. Herma, William S. Kellogg, Frank V. Sica, Stephanie A. Streeter and Stephen E. Watson. In addition, the Committee determined that James Ericson and R. Elton White are also independent. The Committee also determined that all of the members of the Audit, Compensation, and Governance & Nominating Committees meet our independence requirements.

The Committee determined that R. Lawrence Montgomery is not considered an independent director under our guidelines because of his employment as our Chairman and Chief Executive Officer; likewise, Kevin Mansell is not considered an independent director because of his employment as our President. The Committee also determined that Mr. Sommerhauser is not an independent director because he is a shareholder with the law firm Godfrey & Kahn, S.C. which provides legal services to us.

The following transactions were reviewed and considered by the Committee, but were not deemed to affect the independence of the applicable director or directors:

•	Blackhawk Agreements.

In 2004, Kohl’s entered into an agreement with Blackhawk Marketing Services, Inc. (now known as Blackhawk Network, Inc.), pursuant to which Blackhawk distributes Kohl’s gift cards for sale in various retail outlets across the country. Blackhawk is a subsidiary of Safeway Stores, Inc. Mr. Burd is Chairman, President and Chief Executive Officer of Safeway. He holds a small minority ownership interest in Blackhawk and serves on Blackhawk’s Board of Directors, but is not an employee or officer of that entity. The 2004 agreement provides that in return for its services, Blackhawk receives a fee that is calculated as a percentage of the gift card sales volume. The term of this agreement extends through July 2011. Blackhawk’s compensation under the 2004 Agreement during fiscal 2007 was approximately $6 million.

In 2007, Blackhawk and Kohl’s entered into a “Blackhawk Network Gift Card Alliance Partners Agreement,” pursuant to which Kohl’s agreed to sell gift cards of other retailers in Kohl’s stores. Blackhawk has agreed to provide services to facilitate these sales, and Kohl’s will receive a commission for each card sold at its stores. The term of this agreement is three years. Kohl’s will begin selling cards of other retailers pursuant to this agreement in 2008.

The agreements described above were entered into at arm’s length and Mr. Burd was not involved in any of the negotiations. Blackhawk is a leading provider of these services in the retail industry, and Safeway has confirmed that the terms of Kohl’s agreements with Blackhawk are substantially similar to those of agreements Blackhawk has entered into with similarly situated retailers.

•

Prior to their retirement from Kohl’s, Mr. Herma and Mr. Kellogg had employment agreements that provided post-retirement health benefits for them and their spouses. Beginning in fiscal 2004, Messrs. Herma and Kellogg began reimbursing us for premiums paid for these benefits; and

•

Several of our directors or their family members serve as non-employee directors of non-profit organizations that receive charitable contributions from us. All of these charitable contributions were made in the ordinary course of our charitable contributions programs.

The Committee recommended all of the above-described conclusions to the full Board of Directors and explained the basis for its decisions. Upon discussion and further consideration, these conclusions were adopted by the full Board.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

Compensation Committee:

James D. Ericson, Chairman

Steven A. Burd

Frank V. Sica

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

The Compensation Committee (the “Committee”) is tasked with discharging the Board of Directors’ responsibilities related to oversight of the compensation of our directors and officers and ensuring that our executive compensation program meets our corporate objectives. This CD&A is a discussion and analysis of the various executive compensation policies, programs and practices developed by the Committee, and is intended to provide insight into the Committee’s decision making process for determining the compensation for our named executive officers (“NEOs”).

The Committee has designed our executive compensation program to reflect its philosophy that executive compensation should be directly linked to corporate performance and increased shareholder value. Relative to other companies, we believe that our program is relatively simple and conservative. For our most senior executive officers, the program consists primarily of three elements – base salary, an opportunity for an annual cash incentive award and an opportunity for an annual stock option grant. Each of these elements is linked to our performance and shareholder value. Base salary increases, the size of the annual cash incentive awards and the size of the annual stock option awards for our most senior executive officers are determined in large part by reference to net income and return on investment goals established by the Committee at the beginning of each year. These goals, even at the lowest level at which compensation can be awarded, are intended to be difficult to achieve relative to our prior year’s performance and relative to our competitors’ projected performance for the year. Furthermore, stock options granted will only have value if the price of our common stock increases after the date of grant.

During fiscal 2006, our performance was very strong and significantly exceeded our expectations and performance goals. As a result, the Committee awarded the maximum annual incentive award under our program guidelines and exercised its discretion to grant options in excess of the amount indicated by these guidelines to our most senior executive officers. In direct contrast, our performance in fiscal 2007 did not meet the threshold performance goals that the Committee set at the beginning of the year. As a result, no base salary increases were made in 2008 to our Chief Executive Officer or our President, minimum base salary increases were made to our other principal officers and no annual incentive awards were paid for fiscal 2007 performance to any of our principal officers or Executive Vice Presidents, making this the second time in four years in which bonuses were not paid to our senior executive officers.

In addition, we expect that option awards to be made in 2008 based on fiscal 2007 performance will be substantially smaller than they were last year. In granting option awards in 2008, the Committee has indicated that it intends to take into consideration the fact that the option grants made in 2007 based on our strong performance in fiscal 2006 are significantly underwater, given their exercise price of $75.95 per share and our closing price of $44.44 on February 29, 2008. To date, these options, as well as unexercised annual option grants made since 2000, have provided no value to the recipients as of February 29, 2008, even though we are required to assign a significant value to the 2007 option grants and certain prior year grants in our Summary Compensation Table. Consequently, the effectiveness of these options as a reward for performance, as an incentive for future performance and as a retention incentive has been significantly diminished. The Committee has also indicated that it intends to take into consideration the fact that our performance in fiscal 2007 based on a number of financial measures was stronger relative to the performance of many other companies in the retail industry, reflective of strong management in a difficult environment. The Committee may extend this consideration to other elements of our executive compensation program in fiscal 2008 and beyond.

Process

The Committee meets several times during the course of a fiscal year to review issues with respect to executive compensation matters. The agenda for each meeting of the Committee is prepared and/or approved by the chairman of the Committee in advance of the meeting. The chairman of the Committee may, but is not required to, invite members of management or other members of our Board of Directors to attend portions of meetings as deemed appropriate. The Chief Executive Officer and our Executive Vice President-Human Resources typically attend Committee meetings, but do not attend executive sessions unless invited by the Committee for a specific purpose. The Committee has retained Hay Group, an independent global management consulting firm with particular expertise in the retail industry, to conduct an analysis of our executive compensation arrangements compared to those of our competitors. Hay Group works at the direction of the Committee and works with management as approved by the Committee.

Our compensation programs are administered by management in accordance with the policies developed by the Committee. Information concerning the structure, roles and responsibilities of the Committee can be found in the “Questions and Answers about our Board of Directors and Corporate Governance Matters” section of this proxy statement.

Objectives of the Program

It is the philosophy of the Committee that executive compensation should be directly linked to corporate performance and increased shareholder value. The objectives of the Committee regarding compensation matters include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel;

•	Providing short-term compensation opportunities, through our executive bonus plan, that are directly linked to corporate performance goals;

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our shareholders;

•	Ensuring that compensation awarded to the executives is linked to our performance during the fiscal year; and

•	Promoting ownership of our stock by our executive officers in order to align the economic interests of our executive officers more closely with those of our shareholders.

These objectives are implemented by the Committee through our executive compensation program, which is comprised of three primary elements:

•	Base salary

•	Annual incentive compensation

•	Long-term compensation

The Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. For instance, the Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business and the market cycle. Each of the elements of our executive compensation program is discussed in more detail below.

Analysis of Aggregate Compensation in the Retail Industry

For purposes of this discussion, our named executive officers (“NEOs”) for fiscal 2007 were: R. Lawrence Montgomery (Chief Executive Officer); Kevin Mansell (President); Thomas Kingsbury (Senior Executive Vice President); Wesley S. McDonald (Chief Financial Officer); and Donald A. Brennan (Senior Executive Vice President). Our top officers, who we refer to as principal officers, are Messrs. Montgomery, Mansell, Kingsbury, Brennan and John Worthington. Mr. Worthington is not an NEO for fiscal 2007. Messrs. Worthington and Brennan were promoted to principal officer positions in September 2007. Prior to those promotions, they were both Executive Vice Presidents.

The Committee considers all aspects of compensation for the NEOs and other executive officers. The Committee reviews each component of executive compensation independently and it reviews aggregate compensation levels paid to the executive officers against that paid by retail competitors. During fiscal 2007, the Committee conducted a review of certain market data to ensure that aggregate compensation paid to the NEOs remained competitive in the industry. To complete its review, the Committee relied in part upon certain market data prepared by our Human Resources department.

During fiscal 2007, our Human Resources department prepared exhibits that were reviewed by the Committee comparing the compensation of our three principal officers to that of our various competitors in the retail industry. The first exhibit compared each of the principal officers’ total cash compensation to information derived from: (i) a survey conducted by Towers Perrin of the retail/wholesale industry; (ii) benchmark data provided by Hay Group from its Retail Industry Total Remuneration Survey; and (iii) information derived from a review of proxy statements of 15 large competitors in the retail industry. The competitors that were reviewed for purposes of the proxy analysis included Best Buy Co., Inc.; Circuit City Stores, Inc.; Dillards, Inc.; Dollar General Corporation; Federated Department Stores, Inc.; The Home Depot, Inc.; J.C. Penney Corporation, Inc.; Limited Brands, Inc.; Lowe’s Companies, Inc.; Office Depot, Inc.; Saks Incorporated; Sears, Roebuck & Co.; Staples, Inc.; Target Corporation; and The TJX Companies, Inc. The information provided by these materials suggested that Mr. Montgomery’s base salary was below the 75th percentile, however total cash compensation was slightly better than the 75th percentile of the Towers Perrin and Hay Group retail survey data. Mr. Mansell’s and Mr. Kingsbury’s base salary closely aligned with the 75th percentile, and their total cash compensation was in the 90th percentile of the Towers Perrin and Hay Group retail survey data. The data supports the emphasis on pay for performance. The maximum bonus payment was earned due to superior business performance, which resulted in total cash compensation in the 90th percentile for Messrs. Mansell and Kingsbury. It was also noted that survey data generally lags current practices due to the time involved in data collection. This has the tendency to overstate our current compensation structure relative to actual competitor practices.

The Committee then reviewed separate exhibits for the CEO and President comparing their individual annual compensation and long-term compensation with their counterparts at the 15 companies listed above. The information provided by these exhibits suggested that Mr. Montgomery’s base salary was slightly below the average for the 15 retail companies selected. In order to maintain competitive cash compensation, we have heavily leveraged the annual bonus incentive, which is based entirely on financial results. By achieving the maximum performance target in fiscal 2006, total cash compensation paid in 2007 was equivalent to the average base salary plus the annual incentive payment of the 15 comparison companies. Mr. Mansell’s base salary was at the 75th percentile and total cash compensation was in the 90th percentile. It was determined that no adjustment to base salary would be necessary beyond the annual merit increases discussed further under Elements of Executive Compensation.

The Committee evaluated aggregate compensation for our Executive Vice Presidents, including Messrs. McDonald and Brennan. The Committee determined, based in part upon information presented by Hay Group, that our Executive Vice Presidents have a broader scope of responsibilities and requirements for business growth than many other companies in the retail industry. As such, we have determined that we may need to hire individuals to fill Executive Vice President positions who previously held more senior positions at their former employers. The Committee determined that Executive Vice President compensation must reflect this differential in order to attract and retain executives with the necessary qualifications and it chose to accomplish this by targeting base salaries for our Executive Vice Presidents at the 90th percentile of the base salaries paid to executives in similar positions. However, according to the most recent data regarding total direct compensation (which includes base salary as of May 1, 2007, the annual incentive award paid in 2007 for 2006 performance and long-term incentive awards granted on or before May 1, 2007) provided by Hay Group, the total direct compensation for Messrs. McDonald and Brennan was at approximately the 75th percentile of the total direct compensation paid to executives in similar positions.

Elements of Executive Compensation

As described earlier, the aggregate compensation paid to our executive officers is comprised of three primary components: base salary, annual incentive compensation and long-term compensation. The amount of each of these compensation components is determined based largely upon corporate performance in comparison to pre-established performance goals. In addition, individual performance factors into the analysis to ensure that we can both attract and retain our executive officers as well as align their interests with the interests of our shareholders. Each of these components is described below in more detail.

The Committee uses a disciplined process to assess principal officer performance. The factors considered by the Committee in evaluating the performance of the principal officers included: (i) our reported net income for the fiscal year (adjusted for extraordinary items, if any), weighted at 50%; (ii) our return on investment (calculated by dividing our reported EBITDAR by our average quarterly investment for the fiscal year), weighted at 30%; and (iii) other qualitative criteria, including leadership and vision, long-term strategic planning, succession planning, keeping our Board of Directors informed, enhancing our diversity and social responsibility, collectively weighted at 20%. As such, 80% of each principal officer’s evaluation is tied directly to our corporate performance, subject to adjustment where the Committee deems appropriate.

The Committee awards each of our principal officers points following an established format in the three categories described above based upon corporate performance and their respective individual performance with respect to the other qualitative criteria. In order to receive the minimum base salary increase or minimum stock option award indicated by the guidelines described below, the officer must achieve the threshold evaluation score in the “meets expectations” range. In order to receive the maximum base salary increase or maximum stock option award indicated by the guidelines described below, the officer must achieve the maximum evaluation score in the “consistently exceeds expectations” range. In February 2006, the Committee established the corporate performance objectives in the following range for fiscal 2006:

Performance Objective	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Net Income (in millions)	$945.0	> $1,040.0
Return on Investment	20%	> 21.4%

The level of the principal officers’ performance with respect to the other qualitative criteria is based on the Chief Executive Officer’s subjective assessment of that officer’s and his own performance, which is reviewed by the Committee.

Base Salary

The Committee considers increases in base salary for our NEOs based primarily on corporate and individual performance in the prior year. In February 2006, the Committee established the following range of base salary increases as a guideline for increases that could be awarded in fiscal 2007 based on corporate and individual performance in fiscal 2006:

	Meets Expectations – Threshold	Consistently Exceeds Expectations – Maximum
Base Salary Increase	2.5%	9.0%

The Committee awarded each of our principal officers points following an established format in the three categories described above based upon corporate and their respective individual performance for fiscal 2006 in order to determine the principal officer’s increase in base salary for fiscal 2007. The points received by the principal officer in each category were totaled and used to determine the base salary increase that the Committee would award to that officer. For fiscal 2007, the Committee could award a base salary increase of between 0% and 9% to each executive, based upon his performance as reflected by total points. The Committee had the right, however, to deviate from those guidelines in order to address other factors, including the officer’s responsibilities and experience, competitive market data for that officer’s position and retention concerns.

Our fiscal 2006 net income of $1,109 million and return on investment of 21.9% were above the predetermined “consistently exceeds expectations” level. In addition, the Committee believed that there was continued progress in each of the other qualitative criteria. As a result, each of the principal officers’ performance was in the “consistently exceeds expectations” range and they were awarded increases in their base salary of 7.8% for fiscal 2007. The Committee did not exercise discretion to adjust the base salary increases from the percentages indicated by the aggregate score received by each officer. Accordingly, each of the principal officers received a base salary increase in fiscal 2007 commensurate with the aggregate score received by such officer.

Messrs. McDonald and Brennan received a salary increase for fiscal 2007 within the range indicated by his aggregate score based upon his fiscal 2006 performance assessment. This assessment, which is performed annually with respect to all of our managerial associates at or below the Executive Vice President level, measures the executive’s performance against predetermined objectives that are specific to his or her areas of responsibility. Also measured is the executive’s managerial effectiveness. Seventy percent of each executive’s assessment score is based upon achievement of the predetermined objectives, with the remaining thirty percent based upon managerial effectiveness.

Executive Vice Presidents are regularly considered for wage adjustments where necessary to accomplish the Committee’s objective of paying base salaries to such executives near the 90th percentile of other competitors in the retail industry, as discussed above. Several Executive Vice Presidents, but not Messrs. Brennan or McDonald, received salary adjustments in 2007 based upon the Committee’s analysis of current base salaries in comparison to base salaries paid by our competitors to individuals holding positions with similar skill sets and responsibilities.

“At Risk” Compensation

The Committee believes that it is important that a significant portion of our NEOs’ compensation is tied to our future performance in order to maximize shareholder value creation. Accordingly, aggregate compensation paid to our NEOs is heavily weighted towards annual incentive and long-term compensation, both of which are “at risk” if we do not achieve our financial and strategic objectives. This strategy reflects the Committee’s pay-for-performance philosophy. A discussion of each of the components of “At-Risk” compensation follows.

Annual Incentive Compensation

Annual incentive compensation is a key component of the Committee’s pay-for-performance strategy. The Committee directly ties such awards to predetermined increases in our net income, providing incentives to our executive officers to maximize shareholder value. At the beginning of fiscal 2007, the Committee established bonus tiers for fiscal 2007, each of which was tied to specific increases in our net income for the fiscal year. These bonus tiers reflected our financial goals and strategic plan for the fiscal year. Target performance levels reflect our corporate outlook and are intended to be reasonably attainable, taking into account market conditions and industry trends. The Committee considers the top tier a significant, meaningful and realistic challenge to the management team to increase our earnings. The threshold tier requires that we achieve a level of earnings growth that is minimally acceptable, but more likely to be attained based on our business plans. The net income objectives and corresponding annual incentive compensation award opportunities for fiscal 2007 were as follows:

	Threshold Tier	Target	Top Tier
Net Income Goal (in millions):
Principals	$1,215	1,255	1,300
Executive Committee	1,190	1,255	1,300
Award Opportunity (as a percent of base salary):
Principals	25%	60%	175%
Executive Committee	12.5%	50%	100%

Our net income in fiscal 2007 was approximately $1,084 million. The threshold tier net income goal for fiscal 2007 was therefore not achieved and the Committee did not exercise discretion to adjust the annual incentive compensation awards from the percentages indicated by each bonus tier. Accordingly, we did not pay a bonus to any of the NEOs or executive committee members for fiscal 2007.

The difficulty of attaining the threshold tier is demonstrated by the fact that this tier was not achieved in fiscal 2007, notwithstanding the fact that we achieved record sales for our sixteenth consecutive year, maintained an operating margin that is one of the highest in the industry, opened 112 new stores and made significant progress on each of our four strategic initiatives: merchandise content, marketing, inventory management and the in-store shopping experience.

Long-Term Compensation

Long-term compensation awards are granted to our NEOs under our 2003 Long-Term Compensation Plan. Under this plan, the Committee has the flexibility to choose between a number of forms of long-term compensation, including stock options, stock appreciation rights, stock awards, performance units, performance shares or other incentive awards. Historically, the Committee has primarily used stock options for purposes of awarding long-term compensation, because this form of compensation was believed to best align the interests of management and shareholders. Beginning in 2007, based upon a recommendation of Hay Group, our non-principal senior officers were given the opportunity to designate an allocation of up to fifty percent of their annual long-term compensation awards to be in the form of restricted stock. We believe that restricted stock is another way to align the interests of management and our shareholders, and giving flexibility to the executives to elect to receive a mix of the two forms of awards better accommodates the differing needs of the executives with respect to this form of compensation.

While the Committee’s overriding considerations in granting equity awards to executives are to reward past performance, to create an incentive for future performance and to create a retention incentive, the Committee does take into consideration our share overhang (that is, the stock options outstanding, plus remaining stock options that may be granted, as a percentage of out total outstanding shares) and our run rate (that is, the number of stock options granted each year as a percentage of our total outstanding shares).

The Committee established the following range of stock option grants as a guideline for grants that could be awarded in fiscal 2007 based on corporate and individual performance in fiscal 2006:

	Meets Expectations	Consistently Exceeds Expectations
Chief Executive Officer	14,300	143,000
President	10,700	107,200
Other Principals	8,000	80,400

The Committee determined the amount of stock option grants to be awarded to our principal officers using the same methodology that it used for awarding base salary increases described earlier. The Committee awarded each of our principal officers points following an established format in the three categories described above based upon corporate and their respective individual performance for fiscal 2006. The points received by the principal officer in each category were totaled and used to determine the size of the stock option grant indicated by the guidelines. The Committee had the right, however, to deviate from those guidelines where appropriate.

After careful evaluation, the Committee approved stock option awards of 150,000 shares to the Chief Executive Officer, 125,000 shares to the President and 75,000 shares to the Senior Executive Vice President. The Committee exercised its discretion to increase the size of the stock option awards above the award indicated by the aggregate score received by each officer. The Committee made this decision because the results for fiscal 2006 significantly exceeded expectations and targets. The Committee also noted that in fiscal 2004 and 2005, the principals did not receive any equity-based awards.

The Executive Vice Presidents were eligible for option awards in fiscal 2007 comprised of a combination of both an individual component, which was based on the individual performance assessment described above and adjusted based upon our achievement of certain return on investment targets, as well as a company component, which was based on the net income goals used to award annual incentive compensation. The individual component is intended to reflect the Committee’s objective of rewarding the officers’ personal performance and the company component is intended to reflect the Committee’s objective of rewarding the officers’ contribution toward our overall company performance. The individual component grant range established by the Committee for options to be awarded to the Executive Vice Presidents for fiscal 2007 was between 3,000 option shares (for meeting expectations) and 25,500 option shares (for consistently exceeding expectations), subject to the following adjustments:

	Return on Investment
	< 20%	20% - 20.8%	> 20.8%

Adjustment to Individual Component	-10%	No Adjustment	+ 10%

The company component grant range is determined by the bonus tier for which the Executive Vice President qualified for during the fiscal year. The range established by the Committee for fiscal 2007 grants was as following:

	Fiscal 2006 Net Income
	(in millions)
	$945	$1,000	$1,040

Company Component (as percentage of Individual Component)	20%	60%	100%

The stock option grants to the Executive Vice Presidents, including Messrs. McDonald and Brennan, in fiscal 2007 were made in accordance with the formulation described above.

Perquisites

We provide our NEOs with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include automobile expense reimbursement, which for Executive Vice Presidents is limited to $1,500 per month (with no fixed limit for principal officers); personal financial advisory services for the principal officers having a value of up to $3,500 and tax-related advisory services having a value of up to $1,000 for the Executive Vice Presidents (with no fixed limit for the principal officers); a supplemental health care plan, covering up to $50,000 for the principal officers and $25,000 for the Executive Vice Presidents, for medical expenses not covered by insurance; and supplemental company-paid life and disability insurance coverage. We believe these perquisites are reasonable based upon the relatively small expense in relation to both executive pay and our total benefit expenditures. Details regarding these benefits are disclosed in the Summary Compensation Table and the accompanying schedule elsewhere in this proxy statement.

Deferred Compensation

We maintain a non-qualified deferred compensation plan for approximately 300 of our executives, including our principal officers and Executive Vice Presidents. Details regarding the contributions and benefits of this non-qualified plan are disclosed in the Non-Qualified Deferred Compensation table and the accompanying narrative contained elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The agreements with Messrs. Montgomery and Mansell were entered into effective January 31, 1998 and reflect the terms negotiated with those officers at that time. The agreement we negotiated with Mr. Kingsbury effective August 1, 2006 contains terms that reflect current trends in the marketplace and that are different than those in the agreements with the other two principals. Our agreement with Mr. Brennan is comparable to the agreement that we have entered into with Mr. Kingsbury. Our agreement with Mr. McDonald is comparable to the agreement that we have entered into with each of our Executive Vice Presidents, focusing primarily on severance/post-employment provisions.

The Committee believes that employment agreements are important to both our executives and to us in that the executive benefits from clarity of the terms of his or her employment, as well as protection from wrongful termination, while we benefit from nondisclosure and non-competition protection, enhancing our ability to retain the services of our executives. The Committee periodically reviews the terms of the employment agreements and amends them as necessary to remain competitive and to carry out its objectives. Details of the terms of the specific employment agreements are discussed elsewhere in this proxy statement.

Stock Ownership and Stock Sale Guidelines

The Committee believes that executive stock ownership is important to align the interests of our executives with those of our shareholders. Principal officers are required to achieve stock ownership that is equal to three times their base salary within five years of January 1, 2007. Executive Vice Presidents are required to achieve stock ownership that is equal to their base salary within five years of November 8, 2006.

The Committee has established stock sale guidelines that restrict the percentage of a principal officer’s vested stock options or shares of our common stock that may be sold by such officer in any fiscal year. From time to time, our principal officers will engage in sales of our common stock in accordance with these guidelines. These sales may be accomplished pursuant to SEC Rule 144 during our scheduled insider trading window periods or pursuant to pre-arranged trading plans adopted in accordance with Rule 10b5-1 of the Exchange Act. Compliance with our executive stock sale guidelines is monitored by the Committee and exceptions are granted by the Committee only in extraordinary circumstances.

The guidelines adopted by the Committee restrict our principal officers from selling more than 20% of their vested stock options or shares of our common stock owned outright in any one year, an increase from the previous limit of 7%.

In 2006, the Committee reviewed the stock sale guidelines pertaining to our Executive Vice Presidents. Historically, the guidelines permitted our Executive Vice Presidents to exercise and sell 20% of their respective vested stock options and shares of our common stock owned outright in any year. Upon review, the Committee decided to remove the restrictions on the exercise and sale of vested stock options or shares of our common stock owned outright by Executive Vice Presidents. However, the above-referenced stock ownership guidelines remain in effect.

Other Material Tax and Accounting Implications of the Program

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 for any fiscal year paid to a company’s Chief Executive Officer and four most highly compensated executive officers in service as of the end of any fiscal year. However, Section 162(m) also provides that qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee does not have a policy requiring aggregate compensation to meet the requirements for deductibility under Section 162(m). Where compensation is awarded in excess of the limits established by Section 162(m), the Committee encourages, but does not require, deferral of such excess amounts by the officer.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal 2007 of those persons who were at February 2, 2008: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non-qualified Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
R. Lawrence Montgomery	2007	$1,141,667	$—	$—	$1,495,283	$—	$—	$143,395	$2,780,345
Chief Executive Officer	2006	1,087,067	—	—	1,125,306	1,925,000	—	80,780	4,218,153

Kevin Mansell	2007	$992,833	$—	$—	$1,177,837	$—	$—	$93,739	$2,264,409
President	2006	946,283	—	—	821,481	1,674,750	—	84,937	3,527,451

Thomas Kingsbury	2007	$778,333	$—	$332,122	$1,269,996	$—	$—	$104,819	$2,485,270
Sr. Executive Vice President	2006	375,000	150,000	169,711	421,821	1,312,500	—	389,813	2,818,845

Donald A. Brennan	2007	$683,333	$—	$412,652	$982,227	$—	$—	$82,565	$2,160,777
Sr. Executive Vice President							—

Wesley McDonald	2007	$711,667	$—	$290,755	$581,700	$—	$—	$58,287	$1,642,409
Executive Vice President, Chief Financial Officer	2006	615,833	—	184,131	567,724	675,000	—	52,965	2,095,653

(1)

The amounts shown represent the compensation expense we recognized in fiscal 2007 related to stock and option awards in accordance with Financial Accounting Standards No. 123R, and therefore include amounts from awards granted in and prior to fiscal 2007. For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K.

(2)	No bonuses have been or will be paid under our Executive Bonus Plan based on our performance during fiscal 2007.
(3)	We have no defined benefit or actuarial pension plans. All earnings in our nonqualified deferred compensation plan are at market values and are therefore omitted from the table.
(4)	A detailed breakdown of “All Other Compensation” is provided in the table below.

Details of amounts included in “All Other Compensation” column of Summary Compensation Table

The table below provides the details of amounts included in the “All Other Compensation” table for each named executive officer.

Name	Our Contributions to Executive Officer’s Defined Contribution Plan Accounts	Payments made by us for Term Life, Long-Term Disability and Accidental Death and Dismemberment Insurance	Our Reimbursement of Financial Planning and Tax Advice Expenses	Automobile Expense Allowance	Relocation Expense Reimbursement	Supplemental Health Care Coverage(1)	Total
R. Lawrence Montgomery	$12,538	$3,847	$49,001	$28,009	—	$50,000	$143,395
Kevin Mansell	$12,465	$3,821	$660	$26,793	—	$50,000	$93,739
Thomas Kingsbury	$4,820	$3,113	$3,956	$23,146	$19,784	$50,000	$104,819
Donald A. Brennan	$12,801	$2,770	—	$16,994	—	$50,000	$82,565
Wesley McDonald	$12,394	$2,893	—	$18,000	—	$25,000	$58,287

(1)

Amounts shown are coverage limits. Our actual expense for providing this benefit may have been substantially less than the amounts shown. Coverage limits are presented for purposes of protecting the confidentiality of our executives’ actual medical expenses.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Lawrence Montgomery		$287,500	$690,000	$2,012,500	—	—	—	—	—	—	—
	03/26/2007	—	—	—	—	—	—	—	150,000	$75.95	$4,149,585

Kevin Mansell		$250,000	$600,000	$1,750,000	—	—	—	—	—	—	—
	03/26/2007	—	—	—	—	—	—	—	125,000	$75.95	$3,457,988

Thomas Kingsbury		$196,000	$470,400	$1,372,500	—	—	—	—	—	—	—
	03/26/2007	—	—	—	—	—	—	—	75,000	$75.95	$2,074,793

Donald A. Brennan		$187,500	$450,000	$1,312,500	—	—	—	—	—	—	—
	03/26/2007	—	—	—	—	—	—	—	24,200	$75.95	$699,466
	03/26/2007	—	—	—	—	—	—	8,067	—	—	$612,689
	10/15/2007	—	—	—	—	—	—	—	75,000	$58.54	$1,599,188

Wesley McDonald		$89,875	$359,500	$719,000	—	—	—	—	—	—	—
	03/26/2007	—	—	—	—	—	—	—	23,320	$75.95	$645,122
	03/26/2007	—	—	—	—	—	—	7,773	—	—	$590,359

(1)

Shown are the Threshold, Target and Maximum payouts for which each executive was eligible under our Executive Bonus Plan with respect to fiscal 2007 performance. No payouts will be made to any executive under our Executive Bonus Plan based on fiscal 2007 performance. Amounts actually earned with respect to these awards would be included in the Summary Compensation Table as Non-Equity Incentive Plan compensation. Further detail regarding potential 2007 awards can be found in the “Compensation Discussion & Analysis” beginning on page 17.

(2)	Awarded under our 2003 Long-Term Compensation Plan.
(3)

Amounts shown represent the full grant value of the awards computed in accordance with Financial Accounting Standards No. 123R. For a discussion of the valuation assumptions used, see Note 7 to our fiscal 2007 audited financial statements included in our Annual Report on Form 10-K.

Equity incentives granted to our executives have historically been limited to stock options and restricted stock grants. Our executives do not participate in any other long- or short-term incentive plans.

We are currently authorized to issue equity awards under our 2003 Long-Term Compensation Plan. Awards under our 2003 Plan may be in the form of stock options, stock appreciation rights, common stock including restricted stock, common stock units, performance units and performance shares.

Each of the individuals named in the Summary Compensation Table became eligible for one annual equity award in fiscal 2007. Pursuant to the Compensation Committee’s policy, the awards for Messrs. Montgomery, Mansell and Kingsbury were made in the form of stock options. Messrs. Brennan and McDonald were given the opportunity to designate an allocation of their respective annual awards between restricted stock and stock options. Additionally, the Compensation Committee approved an additional stock option grant to Mr. Brennan upon his promotion to Senior Executive Vice President. These awards are described below.

On March 26, 2007, the Board of Directors’ Compensation Committee approved annual equity compensation awards to over 1,600 of our management associates. Among the recipients were Messrs. Montgomery, Mansell, Kingsbury, Brennan and McDonald, who received options to purchase 150,000, 125,000, 75,000, 24,200, and 23,320 shares of our stock, respectively. All of those options were evidenced by written agreements that allow the recipient to purchase the vested portion of the option shares for a price of $75.95 per share, which was the closing price of a share of our stock on the date of the grant. These agreements include the following terms and conditions:

•	vesting of the options occurs in four equal installments on the first through fourth anniversaries of the date of the grant;

•	the term of the option is seven years from the date of grant;

•

if the recipient’s employment with us ends for a reason other than death, disability, retirement or any specifically approved reason, all unvested options will be canceled and forfeited and the recipient will have 90 days to exercise any vested and non-expired options;

•

if the recipient’s employment with us ends due to the recipient’s disability or retirement, all unvested options will be canceled and forfeited and the recipient will have one year to exercise any vested and non-expired options;

•	if the recipient dies while an active employee of ours all of the unvested options will immediately become vested, and the recipient’s estate will have one year to exercise all non-expired options;

•

if the recipient, at any time during the period of his or her employment and for one year following the end of employment, (a) engages directly or indirectly in any business or activity competitive with the business conducted by us or (b) engages in any activity which in the opinion of the Compensation Committee is adverse to our best interests, as described in the agreement, the option shall immediately lapse, and the recipient could be required to return fifty percent of the profit the recipient had gained from the exercise of any portion of the option over the previous twelve months;

•	vesting of all options is accelerated automatically upon a “change of control” of us, as defined in our 2003 Long Term Compensation Plan;

•	payment of the option exercise price may be made in cash, or in shares of our stock, or a combination of cash and our stock;

•	the option is personal to the recipient and generally may not be assigned, transferred or pledged in any manner.

In fiscal 2006, upon the advice of its compensation consultant, the Compensation Committee adopted a change to our equity compensation awards program, allowing senior executives other than principals to designate an allocation of long-term compensation awarded to them between stock options and restricted stock. Messrs. Brennan and McDonald elected to allocate 50% of their equity award to restricted stock, and accordingly were granted 8,067 and 7,773 shares, respectively, of restricted stock. All of those restricted shares were evidenced by written agreements that provide:

•	the restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant;

•

if the executive’s employment is terminated by us for “cause” (as defined in the executive’s compensation agreement) or ends as a result of his disability or the executive voluntarily resigns, the vesting of the restricted shares shall immediately cease and any unvested restricted shares shall revert to us;

•	if the executive’s employment is terminated due to his death, the restrictions on all of the restricted shares shall immediately lapse and the shares shall be fully vested;

•

if the executive’s employment is terminated by us without “cause” (as defined in the executive’s compensation agreement), or by the executive for “good reason” (as defined in the executive’s compensation agreement), any restricted shares that are scheduled to vest in the two-year period following the date of the executive’s termination of employment shall immediately vest;

•	the restrictions on all unvested shares shall lapse and all shares shall automatically become fully vested upon a “change of control” of Kohl’s, as defined in the executive’s compensation agreement;

•	restricted shares may not be assigned, transferred or pledged in any manner; and

•

prior to the vesting of the restricted shares, each executive has the right to vote his respective shares, to receive and retain all regular cash dividends paid or distributed in respect of the shares, and has all other rights as a holder of outstanding shares of our stock.

In addition to receiving the above described annual grants, Mr. Brennan was awarded options to purchase 75,000 shares in connection with his promotion to Senior Executive Vice President. The purchase price for these option shares is $58.54 per share, which was the closing price of a share of our stock on the date of the grant, October 15, 2007. These options were evidenced by a written agreement in the same form as described above for the annual grant, except vesting occurs in five equal installments on the first through fifth anniversaries of the date of the grant.

Employment Agreements

We have employment agreements with Messrs. Montgomery, Mansell, Brennan and Kingsbury. These agreements include the following terms:

•	the term of each agreement is three years, extended on a daily basis until either party notifies the other that the term shall no longer be so extended;

•	each executive shall receive an annual base salary, which is currently $1,150,000, $1,000,000, $750,000 and $784,000 for Messrs. Montgomery, Mansell, Brennan and Kingsbury, respectively;

•

the executives may be entitled to certain payments and other benefits upon termination of their employment or a change of control of Kohl’s, as described below in the section captioned “Potential Payments Upon Termination or Change of Control,” beginning on page 33.

Executive Compensation Agreements

We have also entered into executive compensation agreements with certain key executives who do not have employment agreements, including Mr. McDonald. A description of the terms of Mr. McDonald’s executive compensation agreement, which is virtually identical to the agreements entered into with other key executives is included below in the section captioned “Potential Payments Upon Termination or Change in Control,” beginning on page 33.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
R. Lawrence Montgomery	240,000	—		$17.0000	01/13/2013	—		—
	200,000	—		$30.5000	01/22/2014	—		—
	400,000	—		$33.3750	02/01/2014	—		—
	200,000	—		$35.5000	01/27/2015	—		—
	130,000	—		$66.2500	01/10/2016	—		—
	130,000	—		$66.3000	01/30/2017	—		—
	123,500	—		$50.3900	02/13/2018	—		—
	31,250	93,750		$51.8100	03/27/2013	—		—
	—	150,000		$75.9500	03/26/2014	—		—
Kevin Mansell	140,000	—		$17.0000	01/13/2013	—		—
	60,000	—		$23.9063	10/30/2013	—		—
	100,000	—		$30.5000	01/22/2014	—		—
	140,000	—		$33.3750	02/01/2014	—		—
	150,000	—		$35.5000	01/27/2015	—		—
	97,500	—		$66.2500	01/10/2016	—		—
	97,500	—		$66.3000	01/30/2017	—		—
	92,600	—		$50.3900	02/13/2018	—		—
	22,500	67,500		$51.8100	03/27/2013	—		—
	—	125,000		$75.9500	03/26/2014	—		—
Thomas Kingsbury	40,000	160,000	(2)	$56.6100	08/01/2013	—		—
	—	75,000		$75.9500	03/26/2014	—		—
	—	—		—	—	11,777	(3)	$540,918
Donald A. Brennan	60,200	9,800	(4)	$61.7000	04/02/2016	—		—
	33,000	—		$66.3000	01/30/2017	—		—
	31,000	—		$50.3900	02/13/2018	—		—
	15,000	5,000		$49.5600	02/25/2019	—		—
	8,750	8,750		$46.2000	02/23/2020	—		—
	7,500	7,500		$54.7500	08/11/2020	—		—
	7,575	22,725		$51.8100	03/27/2013	—		—
	—	24,200		$75.9500	03/26/2014	—		—
	—	75,000	(2)	$58.5400	10/15/2014	—		—
	—	—		—	—	4,567	(5)	$209,762
	—	—		—	—	8,067	(6)	$370,517
Wesley McDonald	21,428	16,072	(7)	$60.1700	08/04/2018	—		—
	15,000	5,000		$49.5600	02/25/2019	—		—
	10,000	10,000		$46.2000	02/23/2020	—		—
	6,250	18,750		$51.8100	03/27/2013	—		—
	—	23,320		$75.9500	03/26/2014	—		—
	—	—		—	—	7,773	(8)	$357,014

(1)

Unless otherwise noted, all option awards with unexercisable shares listed in this table vest at a rate of 25% per year over the first four years of the option term. Options granted prior to 2006 have a fifteen-year term. Options granted in 2006 and 2007 have a seven-year term.

(2)	Options within this award vest at a rate of 20% per year over the first five years of the option term.
(3)

On August 1, 2006, Mr. Kingsbury was awarded a sign-on grant of 17,665 restricted shares. The restrictions lapse in three equal installments on the first through third anniversaries of the date of the grant.

(4)	30% of the options within this award vested on the second anniversary of the grant date, and the remaining options vest at a rate of 14% per year over the next five anniversaries of the grant date.

(5)	On August 11, 2005, Mr. Brennan was awarded 9,133 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(6)	On March 26, 2007, Mr. Brennan was awarded 8,067 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.
(7)	Options within this award vest at a rate of 14.29% per year over the first seven years of the option term.
(8)	On March 26, 2007, Mr. McDonald was awarded 7,773 restricted shares. The restrictions lapse in four equal installments on the first through fourth anniversaries of the date of the grant.

OPTION EXERCISES AND STOCK VESTED IN 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
R. Lawrence Montgomery	—	—	—	—
Kevin Mansell	—	—	—	—
Thomas Kingsbury	—	—	5,888	$357,990
Donald A. Brennan	—	—	5,783	$291,060
Wesley McDonald	—	—	3,666	$165,740

PENSION BENEFITS

We do not maintain any pension benefit plans for our officers or directors that would otherwise be disclosable in these proxy materials.

NONQUALIFIED DEFERRED COMPENSATION

We have no retirement plans for our executive officers other than defined contribution plans. Over 300 of our executives are eligible for participation in the Kohl’s Deferred Compensation Plans, which are unfunded, unsecured plans. The Deferred Compensation Plans allow our executives to defer all or a portion of their base salary and any bonuses paid under our Executive Bonus Plan. Elections to participate in these plans are made by our executives on an annual basis, prior to the beginning of the year in which the compensation is earned.

We do not make any company contributions to the Deferred Compensation Plans. The aggregate balance of each participant’s account consists of amounts that have been deferred by the participant, plus earnings (or minus losses). We deposit the deferred amounts into a trust for the benefit of plan participants. In accordance with tax requirements, the assets of the trust are subject to claims of our creditors. Account balances are deemed invested in accordance with investment elections designated by the executive from time to time but no more frequently than monthly. There are several investment options available to plan participants, including money market/fixed income funds, domestic and international equity funds, blended funds and pre-allocated lifestyle fund investments.

Deferred account balances are distributed to the plan participants in accordance with elections made by the executive at the time the deferral is made. These distributions may be scheduled for future years while the executive remains our employee or following the participant’s termination of employment, either in a lump sum or in installments. A separate distribution election is made by plan participants with respect to account balance distributions in the event of a change of control of Kohl’s.

The following table shows the executive contributions, earnings and account balances for the persons named in the Summary Compensation Table.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
R. Lawrence Montgomery	$2,053,103	$—	$120,467	$—	$3,950,085
Kevin Mansell	$1,657,169	$—	$76,654	$—	$2,376,024
Thomas Kingsbury	$—	$—	$—	$—	$—
Donald A. Brennan	$—	$—	$—	$—	$—
Wesley McDonald	$106,750	$—	$4,515	$—	$257,085

(1)	All executive contributions are included as compensation in the Summary Compensation Table. Earnings on account balances are not included in the Summary Compensation Table.
(2)

Of the amounts in this column, the following totals have been reported in the Summary Compensation Tables in this proxy statement and in our proxy statements for previous years: Mr. Montgomery: $3,759,728; Mr. Mansell: $2,104,169; and Mr. McDonald: $227,660.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Upon termination of their employment or a change of control of Kohl’s, our named executive officers will be entitled to various payments and other benefits pursuant to their respective Employment Agreement or Executive Compensation Agreement, our Long Term Compensation Plans, our Executive Bonus Plan and our associate merchandise discount program. These payments and benefits are described below:

Mr. Montgomery and Mr. Mansell

Employment Agreements

Mr. Montgomery and Mr. Mansell have substantially similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination. The agreements do not provide separate or incremental benefits upon a change of control of Kohl’s. The payments and other benefits upon the executive’s termination are as follows:

•	If either executive’s employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•	If either executive’s employment is terminated upon his death or disability, he or his estate will receive severance in the amount of one half of his then annual base salary;

•

If either executive terminates his employment as a result of a significant reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily during the term of his employment agreement, he will be entitled to a lump-sum severance payment equal to the sum of the following:

•	a pro rata bonus for the current fiscal year, determined on the basis of the average award made to the terminated executive over the prior three fiscal years;

•

payment equal to the average value of stock option awards made to the terminated executive over the prior three fiscal years, the value of which is based upon the difference between the exercise price and the market value of Kohl’s stock on the date of termination and prorated for the number of days worked by him during the year of termination; and

•

the salary, bonus and incentive compensation payable to the terminated executive for the then remaining term of his employment agreement, determined on the basis of the executive’s then current salary and average bonus and option awards for the prior three fiscal years.

•	In the event either executive:

•	is terminated without cause or due to the expiration of the term of the agreement;

•	dies; or

•	terminates his employment due to a disability or as a result of a significant reduction in his job status or scope of responsibilities,

he and his spouse and eligible dependents shall be provided post-retirement health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits.

•	Following their respective terminations, Mr. Montgomery and Mr. Mansell will each be prohibited from competing with us for a period of two years.

•

If any amount payable by Kohl’s to Mr. Montgomery or Mr. Mansell would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties would be incurred by them with respect to such excise tax, then they will be entitled to receive an additional payment, the net amount of which is equal to such excise taxes, interest and penalties.

Accelerated Vesting of Stock Options

•

Our 1994 and 2003 Long Term Compensation Plans provide that in the event of a “change in control” of Kohl’s (as defined in those Plans) or upon the award recipient’s death, if the recipient is still a Kohl’s employee at the time of death, all outstanding stock options and restricted stock awards shall become immediately vested and fully exercisable. Additionally, in the event of a “change of control”:

(i)	all awards which are not paid in our common stock will be cashed out at the “change of control price” (as defined in the Plan) reduced by the exercise price, if any, applicable to such awards; and

(ii)	the Committee may, in its discretion, make such other provision relating to any award, which the Committee may deem equitable.

•	Mr. Montgomery and Mr. Mansell have certain outstanding and unvested stock options that will immediately vest in accordance with these provisions.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Montgomery and Mr. Mansell will be entitled to participate for their respective lifetimes in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Montgomery

The following table shows the potential payments to Mr. Montgomery upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Montgomery’s stock options that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2008 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2008 effective date of a “change of control” and a $45.93 “change of control price” of our common stock, which was the February 1, 2008 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive Without Good Reason	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$3,450,000	$575,000	$575,000	—
Severance Payment — Bonus Payments	—	—	$2,538,400	—	—	—
Pro Rated Bonus(1)			$846,133	—	—	—
Pro Rated Option Payment	—	—	—	—	—	—
Value of Accelerated Stock Options(2)	—	—	—	—	—	—
Tax Gross-up	—	—	—	—	—	—

TOTAL	$—	$—	$6,834,533	$575,000	$575,000	$—

(1)	The entire hypothetical bonus for 2007 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)	Reflects the value of all of Mr. Montgomery’s 243,750 unvested options at the February 1, 2008 closing price of $45.93 per share.

Potential Benefit Summary — Mr. Mansell

The following table shows the potential payments to Mr. Mansell upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Mansell’s stock options that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2008 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2008 effective date of a “change of control” and a $45.93 “change of control price” of our common stock, which was the February 1, 2008 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$3,000,000	$500,000	$500,000	—
Severance Payment — Bonus Payments	—	—	$2,210,370	—	—	—
Pro Rated Bonus(1)	—	—	$736,790	—	—	—
Pro Rated Option Payment	—	—	—	—	—	—
Value of Accelerated Stock Options(2)	—	—	—	—	—	—
Tax Gross-up	—	—	—	—	—	—

TOTAL	$—	$—	$5,947,160	$500,000	$500,000	$—

(1)	The entire hypothetical bonus for 2007 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)	Reflects the value of all of Mr. Mansell’s 192,500 unvested options at the February 1, 2008 closing price of $45.93 per share.

Mr. Kingsbury and Mr. Brennan

Employment Agreement

Mr. Kingsbury and Mr. Brennan have similar employment agreements. These agreements provide for certain payments and other benefits upon the executive’s termination or upon a change of control of Kohl’s. These arrangements are as follows:

•	If either executive’s employment is terminated by us due to his misconduct, or if he voluntarily resigns, he will not receive any severance payments;

•

If either executive’s employment is terminated upon his death or disability or due to our non-renewal of his employment agreement, he or his estate is entitled to receive a prorated bonus for the year in which the termination occurs and he or his estate will receive severance in the amount of one half of his then annual base salary.

•

If either executive terminates his employment as a result of a material reduction in his job status or scope of responsibilities (i.e., for “good reason”), or if we terminate his employment involuntarily during the term of his employment agreement (generally, three years) and the termination is not in connection with a “change of control” (as described below), he will be entitled to:

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	salary for the remaining term of his employment agreement, payable in accordance with Kohl’s normal payroll practice;

•	continued vesting of his stock options throughout the remainder of the term of his employment agreement;

•

in the case of Mr. Kingsbury, retiree health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; in the case of Mr. Brennan, reimbursement of that portion of Mr. Brennan’s COBRA monthly payment which is equal to Kohl’s normal monthly cost of coverage of an executive under the Company’s group health insurance plans for a period of up to two years; and

•	outplacement services of up to $20,000.

•

If, within one year following a “change of control” of Kohl’s (as defined in the agreement) Mr. Kingsbury’s or Mr. Brennan’s employment is terminated by us during the term of the agreement or by the executive as a result of our breach of his agreement, our requiring him to relocate, or a significant reduction in his job status, salary or scope of responsibilities, the terminating executive will be entitled to the following severance benefits;

•

a pro rata bonus for the current fiscal year, determined on the basis of the average award made over the prior three fiscal years and paid at the same time as other executives receive their bonus for that year;

•	limited outplacement services;

•

in the case of Mr. Kingsbury, retiree health care coverage under our health insurance plan and supplemental executive medical plan, provided he (or the eligible dependents in the event of his death) reimburses us for all premiums paid for such retiree health insurance benefits; in the case of Mr. Brennan, reimbursement of that portion of Mr. Brennan’s COBRA payment which is equal to Kohl’s normal cost of coverage of an executive under the Company’s group health insurance plans for up to one year;

•	a lump sum severance payment equal to the sum of:

•	his base salary for the remaining term of his agreement, but not less than 2.9 years; and

•

his average annual bonus, determined on the basis of the average award made over the prior three fiscal years, multiplied by the then remaining term of his agreement, but not more than 2.9 years. If he has received less than three years’ incentive compensation, the Company may calculate an appropriate average.

•

Mr. Kingsbury and Mr. Brennan are each entitled to a tax gross up similar to that provided for in Mr. Montgomery’s and Mr. Mansell’s agreements in the event any amount payable to him by Kohl’s is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended.

•

If Mr. Kingsbury terminates his employment as a result of a disability, he and his spouse and eligible dependants shall be provided health care coverage under our health insurance and supplemental executive medical plan, provided he reimburses us for all premiums paid for such health insurance benefits.

•	Following their respective terminations, Mr. Kingsbury and Mr. Brennan will be prohibited from competing with us for a period of one year.

•

In all cases, our obligation to pay severance is contingent upon the executive’s execution of a general release of claims against us, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by the terminating executive during the period during which the severance is to be paid.

Accelerated Vesting of Stock Options and Restricted Shares

Vesting of certain of Mr. Kingsbury’s and Mr. Brennan’s stock options and restricted shares would accelerate upon the occurrence of a “change of control” of Kohl’s or upon the executive’s death, in the event the executive dies while our employee pursuant to our 2003 Long Term Compensation Plan in the same manner as described above with respect to Mr. Montgomery’s stock options. In addition, Mr. Kingsbury’s August 1, 2006 restricted stock agreement provides for continued vesting of the shares granted pursuant to that agreement for the remainder of the term of his employment agreement if he terminates employment as a result of a material reduction in his job status or scope of responsibilities or if we terminate his employment during the term of his employment agreement. Mr. Brennan’s restricted stock award agreements provide for continued vesting of the shares granted pursuant to those agreements for a period of two years following termination of his employment if he terminates employment as a result of a material reduction in his job status or scope of responsibilities or if we terminate his employment during the term of his employment agreement.

Non-Contractual Benefit Upon Retirement

In addition to their contractual benefits, upon their retirement, Mr. Kingsbury and Mr. Brennan will each be entitled to participate for their respective lifetime in our associate merchandise discount program, on such terms and to the extent the program continues to be made available to our senior executives.

Potential Benefit Summary — Mr. Kingsbury

The following table shows the potential payments to Mr. Kingsbury upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Kingsbury’s stock options and restricted shares that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2008 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2008 effective date of a “change of control” and a $45.93 “change of control price” of our common stock, which was the February 1, 2008 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” are assumed to have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)	Termination due to Disability	Death	Change of Control
Severance Payment — Salary Continuation	—	—	$2,352,000	$2,352,000	$392,000	$392,000	—
Severance Payment —Bonus Payments	—	—	—	$3,937,500	—	—	—
Pro Rated Bonus(1)	—	—	$437,500	$437,500	—	—	—
Outplacement	—	—	$20,000	$20,000	—	—	—
Value of Accelerated Restricted Stock(2)	—	—	$540,918	$540,918	—	$540,918	$540,918
Value of Accelerated Stock Options(3)	—	—	—	—	—	—	—
Tax Gross-up	—	—	—	—	—	—	—

TOTAL	$—	$—	$3,350,418	$7,287,918	$392,000	$932,918	$540,918

(1)	The entire hypothetical bonus for 2007 (based on a three-year average) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).
(2)	Reflects the value of Mr. Kingsbury’s 11,777 unvested restricted shares at the February 1, 2008 closing price of $45.93 per share.
(3)	Reflects the value of Mr. Kingsbury’s 235,000 unvested options at the February 1, 2008 closing price of $45.93 per share.

Potential Benefit Summary — Mr. Brennan

The following table shows the potential payments to Mr. Brennan upon termination of his employment during the term of his employment agreement. Also shown is the value of Mr. Brennan’s stock options and restricted shares that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2008 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2008 effective date of a “change of control” and a $45.93 “change of control price” of our common stock, which was the February 1, 2008 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” are assumed to have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)		Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)		Termination due to Disability	Death		Change of Control
Severance Payment — Salary Continuation	—	—	$2,250,000		$2,250,000		$375,000	$375,000		—
Severance Payment —Bonus Payments	—	—	—		$910,000		—	—		—
Pro Rated Bonus(1)	—	—	$303,333		$303,333		—	—		—
Outplacement	—	—	$20,000		$20,000		—	—		—
Value of Accelerated Restricted Stock	—	—	$394,998	(2)	$394,998	(2)	—	$580,280	(3)	$580,280	(3)
Value of Accelerated Stock Options(4)	—	—	—		—		—	—		—
Health Care Benefits			$22,272		$11,136
Tax Gross-up	—	—	—		—		—	—		—

TOTAL	$—	$—	$2,990,603		$3,889,467		$375,000	$955,280		$580,280

(1)

The entire hypothetical bonus for 2007 (either based on actual or a three-year average, as the case may be) is shown here as this table illustrates the effect of a termination at the end of the year (thus, a full pro-ration applies).

(2)

Reflects the value of Mr. Brennan’s 8,601 unvested restricted shares that would otherwise have vested in the two year period following the assumed date of termination at the February 1, 2008 closing price of $45.93 per share.

(3)	Reflects the value of Mr. Brennan’s 12,634 unvested restricted shares at the February 1, 2008 closing price of $45.93 per share.
(4)	Reflects the value of Mr. Brennan’s 152,975 unvested options at the February 1, 2008 closing price of $45.93 per share.

Mr. McDonald

Executive Compensation Agreement

•	If Mr. McDonald’s employment is terminated by us due to certain misconduct, he shall not receive any severance benefits;

•	If Mr. McDonald voluntarily terminates his employment, he shall receive a severance payment in an amount equal to fifty percent of his then current annual salary, payable over the following year;

•

If Mr. McDonald terminates his employment due to bona fide retirement, he shall receive a severance payment in an amount equal to fifty percent of his then current annual salary, payable over the following year and a prorated bonus award for the current year, if any;

•	If Mr. McDonald’s employment is terminated upon his death, Mr. McDonald’s estate shall be entitled to a prorated portion of his bonus award for the current year, if any;

•

If Mr. McDonald’s employment is terminated as a result of his disability, he will receive salary continuation for a period of six months, plus a prorated portion of his bonus award for the current year, if any;

•

If Mr. McDonald’s employment is involuntarily terminated by us or by Mr. McDonald for “good reason” (such as if we require Mr. McDonald to relocate, or significantly reduce Mr. McDonald’s job status, salary or scope of responsibilities) and the termination does not occur in connection with a “change of control” as described below, Mr. McDonald will be entitled to the following severance benefits:

•	salary continuation for a two (2) year period;

•	a prorated portion of his bonus award for the current year, if any;

•	limited outplacement services;

•	limited continuation of health insurance benefits at Mr. McDonald’s expense;

•	accelerated vesting of all outstanding stock options and restricted shares that would have vested during the two years following the date of termination.

•

If, within one year following a “change of control” of Kohl’s (as defined in the Agreement), Mr. McDonald’s employment is involuntarily terminated by us, or by Mr. McDonald for “good reason,” Mr. McDonald will be entitled to the following severance benefits:

•	limited outplacement services;

•	limited continuation of health insurance benefits at Mr. McDonald’s expense;

•	a lump sum severance payment equal to two times the sum of:

•	Mr. McDonald’s then current annual salary; and

•	the average annual bonus award payments paid to Mr. McDonald over the prior three fiscal years.

•

In all cases, our obligation to pay severance is contingent upon Mr. McDonald’s execution of a general release of claims against us, and except in the case of termination following a change of control, severance payments are subject to offset for any compensation from other sources received by Mr. McDonald during the period during which the severance is to be paid.

•	Following his termination, Mr. McDonald will be prohibited from competing with us for a period of one year.

Accelerated Vesting of Stock Options and Restricted Shares

Vesting of certain of Mr. McDonald’s stock options and restricted shares would accelerate upon the occurrence of a “change of control” of Kohl’s or upon his death, in the event he dies while our employee pursuant to our 2003 Long Term Compensation Plan in the same manner as described above with respect to Mr. Montgomery’s stock options.

Potential Benefit Summary—Mr. McDonald

The following table shows the potential payments to Mr. McDonald upon a termination of his employment. Also shown is the value of Mr. McDonald’s stock options and restricted shares that would vest upon the occurrence of a “change of control” of Kohl’s. The amounts shown in the table assume a February 1, 2008 employment termination date, and do not reflect salary and bonus accrued as of that date. Also assumed is a February 1, 2008 effective date of a “change of control” and a $45.93 “change of control price” of our common stock, which was the February 1, 2008 closing price of our common stock on the New York Stock Exchange. The terms “change of control” and “change of control price” have the meanings given to these terms in our 2003 Long Term Compensation Plan.

	Voluntary Termination by Executive	Involuntary Termination by Kohl’s With Cause	Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (No Change of Control)		Termination by Executive for Good Reason or Involuntary Termination by Kohl’s Without Cause (Following Change of Control)		Termination due to Disability	Death		Change of Control		Retirement
Severance Payment — Salary Continuation	$359,500	—	$1,438,000		$1,438,000		$359,500	$359,500		—		$359,500
Severance Payment — Bonus Payments	—	—	—		$666,667		—	—		—		—
Outplacement	—	—	$20,000		$20,000		—	—		—
Pro Rated Bonus(1)	—	—	—		—		—	—		—		—
Value of Accelerated Restricted Stock	—	—	$178,530	(1)	$178,530	(1)	—	$357,014	(2)	$357,014	(2)	—
Value of Accelerated Stock Options	—	—	—	(3)	—	(3)	—	—	(4)	—	(4)	—

TOTAL	$359,500	$—	$1,815,014		$2,303,197		$359,500	$716,514		$357,014		$359,500

(1)

Reflects the value of Mr. McDonald’s 3,887 unvested restricted shares that would otherwise have vested in the two year period following the assumed date of termination at the February 1, 2008 closing price of $45.93 per share.

(2)	Reflects the value of Mr. McDonald’s 7,773 unvested restricted shares at the February 1, 2008 closing price of $45.93 per share.
(3)

Reflects the value of Mr. McDonald’s 62,374 options that would otherwise have vested in the two year period following the assumed date of termination at the February 1, 2008 closing price of $45.93 per share.

(4)	Reflects the value of all of Mr. McDonald’s 73,142 unvested options at the February 1, 2008 closing price of $45.93 per share.

Equity Compensation Plan Information

The following table provides information as of February 2, 2008 regarding shares outstanding and available for issuance under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	17,313,412	$55.79	20,076,151
Equity compensation plans not approved by security holders(1)	—	—	—

Total	17,313,412	$55.79	20,076,151

(1)	All of our existing equity compensation plans have been approved by shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports with the SEC disclosing their ownership, and changes in their ownership, of our stock. Copies of these reports must also be furnished to us. Based solely upon our review of these copies, we believe that during fiscal 2007, all of such forms were filed on a timely basis by reporting persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and is directly responsible for the compensation, appointment and oversight of our independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”), is responsible for auditing our financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles, as well as examining and reporting on the effectiveness of our internal controls over financial reporting. Under its written charter, our Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to our independent registered public accounting firm as well as any of our employees, and has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee reviewed and discussed the audited financial statements in the Annual Report with management and Ernst & Young. The Audit Committee has also discussed and reviewed with Ernst & Young the matters required to be discussed by Statements on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee obtained from Ernst & Young the written disclosures and the letter required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T and discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee has also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining their independence, and has satisfied itself with respect to Ernst & Young’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

R. Elton White, Chair
Wayne Embry
John F. Herma
Stephen E. Watson

ITEM TWO

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2008. This selection is being presented to you for your ratification. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Board of Directors of Ernst & Young as our and our subsidiaries’ independent registered public accounting firm for fiscal 2008. We have been advised by Ernst & Young that they are independent certified public accountants with respect to us within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such act.

A representative from Ernst & Young is expected to be at the annual meeting and will have the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Paid to Ernst & Young

We paid the following fees to Ernst & Young for fiscal 2007 and fiscal 2006:

	Fiscal 2007	Fiscal 2006
Audit Fees	$725,128	$694,038
Audit-Related Fees	—	3,700
Tax Fees	16,646	38,132
All Other Fees	—	—

Total	$741,774	$735,870

Audit Fees. Audit fees include fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q and reviews of our registration statements. Included in Audit Fees are fees for services related to the certification of our internal controls, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees. We did not pay any Audit-Related Fees to Ernst & Young during fiscal 2007. The Audit-Related Fees for fiscal 2006 relate to consent fees charged by Ernst & Young for the use of their opinion in benefit plan audits.

Tax Fees. Tax fees for fiscal 2006 were higher than in fiscal 2007 primarily due to tax advice rendered in relation to our sale of our credit card portfolio in fiscal 2006.

All Other Fees. We did not pay any fees to Ernst & Young during the last two fiscal years for any other services not included in the categories listed above.

Pre-approval Policies and Procedures

Our Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination on whether non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure such services are within the parameters approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

ITEM THREE

SHAREHOLDER PROPOSAL REGARDING THE UNCONTESTED ELECTION OF DIRECTORS

The following shareholder proposal was submitted by the United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington, DC (the “Proponent”). The Proponent claims to beneficially own 5,156 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by Kohl’s, materials provided by the Proponent are shown in italics.

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Kohl’s Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: Kohl’s is a Wisconsin corporation. Pursuant to Section 189.0728(1) of the Wisconsin Corporation Law, directors are elected by a plurality vote unless another standard is provided in the Company’s articles of incorporation. Kohl’s presently has a plurality vote standard in its articles of incorporation. In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard in the articles. We believe that the board should take steps to initiate the amendment of the articles to establish a majority vote standard.

A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adapted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies, including our Company, have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would not enhance shareholder value and would not be in the best interests of Kohl’s and its shareholders. The Board therefore recommends that you vote AGAINST this proposal.

OUR BOARD OF DIRECTORS AND SHAREHOLDERS HAVE ALREADY IMPLEMENTED A MAJORITY VOTE STANDARD. AS DESCRIBED ABOVE IN THIS PROXY STATEMENT, NOMINEES FOR KOHL’S BOARD OF DIRECTORS ARE TO BE ELECTED BY THE AFFIRMATIVE VOTE OF THE MAJORITY OF VOTES CAST IN UNCONTESTED ELECTIONS, BEGINNING WITH THE ELECTION OF DIRECTORS AT THIS ANNUAL MEETING.

Kohl’s Board and its shareholders have amended Kohl’s articles of incorporation and put a process in place for a majority vote standard for the uncontested election of directors. This process has been publicly disclosed and will be in place for this 2008 annual meeting of shareholders. Specifically:

•

In November, 2006, Kohl’s Board formally resolved to submit to Kohl’s shareholders for approval at the 2007 annual meeting of shareholders an amendment to Kohl’s articles of incorporation that would allow Kohl’s Board to implement a majority vote standard for uncontested elections of directors;

•	The amendment of the articles of incorporation was approved by over 91% of the shareholders who voted on the matter at the May 2, 2007 annual meeting of shareholders;

•

The amended articles of incorporation allowing Kohl’s Board to adopt a majority vote standard for the uncontested election of directors was filed with the State of Wisconsin Department of Financial Institutions in May 2007;

•	On August 15, 2007, Kohl’s Corporate Governance Guidelines were amended by Kohl’s Board to require a majority vote for the uncontested election of directors;

•	In August 2007, the amended Corporate Governance Guidelines requiring a majority vote for the uncontested election of directors were posted to Kohl’s public website; and

•

As previously publicly disclosed and as indicated elsewhere in this proxy statement, Kohl’s will have a majority vote standard in place for the annual election of directors at this 2008 annual meeting of shareholders, assuming the election is uncontested.

The Board believes that the method of implementing the majority vote standard that was overwhelmingly approved by the shareholders at last year’s annual meeting is superior to the method promoted in this shareholder proposal, because the adopted method retains the Board’s authority to provide for a plurality vote should circumstances change and the Board determines that such action is in the best interests of shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

ITEM FOUR

SHAREHOLDER PROPOSAL REGARDING AN EXECUTIVE COMPENSATION PLAN

The following shareholder proposal was submitted by the Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia (the “Proponent”). The Proponent claims to beneficially own 9,687 shares of Kohl’s stock. If a representative of the Proponent who is qualified under state law is present and submits the proposal for a vote at the Annual Meeting, then the proposal will be voted upon. In accordance with federal securities regulations, the proposal is set forth below exactly as submitted by the Proponent. To ensure that readers can easily distinguish between material provided by the Proponent and material provided by Kohl’s, materials provided by the Proponent are shown in italics.

Pay-for-Superior-Performance Principle Proposal

Resolved: That the shareholders of Kohl’s Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee adopt a pay-for-superior-performance principle by establishing an executive compensation plan for senior executives (“Plan”) that does the following:

•	Sets compensation targets for the Plan’s annual and long-term incentive pay components at or below the peer group median;

•	Delivers a majority of the Plan’s target long-term compensation through performance-vested, not simply time-vested, equity awards;

•

Provides the strategic rationale and relative weightings of the financial and non-financial performance metrics or criteria used in the annual and performance-vested long-term incentive components of the Plan;

•	Establishes performance targets for each Plan financial metric relative to the performance of the Company’s peer companies; and

•

Limits payment under the annual and performance-vested long-term incentive components of the Plan to when the Company’s performance on its selected financial performance metrics exceeds peer group median performance.

Supporting Statement: We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. The pay-for-performance concept has received considerable attention, yet all too often executive pay plans provide generous compensation for average or below average performance when measured against peer performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. Post-employment benefits provided to executives from severance plans and supplemental executive pensions exacerbate the problem.

We believe that the pay-for-superior-performance principle presents a straightforward formulation for senior executive incentive compensation that will help establish more rigorous pay for performance features in the Company’s Plan. A strong pay and performance nexus will be established when reasonable incentive compensation target pay levels are established; demanding performance goals related to strategically selected financial performance metrics are set in comparison to peer company performance; and incentive payments are awarded only when median peer performance is exceeded.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle in several important ways. Our analysis of the Company’s executive compensation plan reveals the following features that do not promote the pay-for-superior-performance principle:

•	The target performance levels for the annual incentive plan metrics are not peer group related.

•	The annual incentive plan provides for below target payout.

•	100% of the Company’s long-term compensation is not performance-vested.

•	Options vest ratably over 4 years.

We believe a plan designed to reward superior corporate performance relative to peer companies will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.

STATEMENT OF THE BOARD OF DIRECTORS IN

OPPOSITION TO THIS SHAREHOLDER PROPOSAL

After careful consideration, our Board of Directors has determined that this shareholder proposal would impose substantial restraints on the Compensation Committee’s ability to exercise its best judgment in the establishment of executive compensation practices and policies and would jeopardize Kohl’s competitiveness. The Board therefore believes that this proposal is not in the best interest of Kohl’s shareholders and recommends that you vote AGAINST this proposal.

The Board of Directors supports the concept of performance-based compensation. Accordingly, our executive compensation program has been designed to emphasize “pay for performance” through directly linking each component of executive compensation to corporate performance and increased shareholder value. Base salary increases, the size of annual cash incentive awards and the size of the annual stock option awards for our executive officers are “at-risk” and tied to Kohl’s actual financial performance in comparison to goals established by the Board’s Compensation Committee at the beginning of each year. These goals are intended to be difficult to achieve relative to Kohl’s prior year’s performance and our competitors’ projected performance for the year. Furthermore, stock options granted will only have value if the price of our common stock increases after the date of grant. A more complete description of the policies, practices and plans that comprise our executive compensation program is contained in the Compensation Disclosure and Analysis section of this proxy statement.

The direct link between Kohl’s performance and the compensation paid to its senior executives is best demonstrated by comparing the dramatically different results from fiscal years 2006 and 2007. During fiscal 2006, our performance was very strong and significantly exceeded our expectations and performance goals. As a result, the Compensation Committee awarded base salary increases, the maximum annual incentive award under our Executive Bonus Plan, and exercised its discretion to grant options to our most senior executives in excess of the amount indicated by our pre-established guidelines. In direct contrast, our performance in fiscal 2007 did not meet the threshold performance goals that the Compensation Committee had established at the beginning of the year. As a result, no base salary increases were granted in 2008 to our Chief Executive Officer or our President, minimum base salary increases were made to our other principal officers and no annual incentive awards were paid for fiscal 2007 performance to any of our principal officers or Executive Vice Presidents, making this the second time in four years in which bonuses were not paid to our senior executive officers. In addition, we expect that option awards to be made in 2008 based on fiscal 2007 performance will be substantially smaller than they were last year.

Equity-based compensation awards are intended to reward executives for increasing long term shareholder value. All of Kohl’s long term equity compensation plans have been voted on and approved by our shareholders. While the Compensation Committee has not historically conditioned vesting on specific performance criteria as suggested in the proposal, the economic benefit inuring to Kohl’s executives pursuant to all previously granted awards is directly tied to the performance of Kohl’s stock. Moreover, the Compensation Committee has not ruled out the possibility of conditioning vesting of future awards on specific performance criteria if such an award structure is ever determined by the Committee to be in Kohl’s best interests, giving consideration to the competitive landscape.

The proposal places great emphasis on comparing Kohl’s performance to that of its peers rather than comparing Kohl’s actual performance against performance goals established by the Board of Directors in the beginning of the year. While peer comparisons may at times be selected by the Committee as appropriate performance criteria, the Compensation Committee and the Board of Directors must have the flexibility to also establish performance criteria that are based on Kohl’s performance as measured against the standards it sets for itself.

It is essential that the Compensation Committee, which is comprised solely of independent directors, be allowed to exercise its best judgment to set executive compensation. Although providing incentives through performance-based compensation is a significant objective of the Compensation Committee, the Committee must have the flexibility to make adjustments in the event of changing circumstances and to consider other factors, including Kohl’s ability to remain competitive and attract and retain top executive talent. The Compensation Committee’s current processes and procedures for establishing executive compensation ensure that such arrangements align the interests of shareholders and management. The Board of Directors believes this shareholder proposal would impose substantial restraints on the Compensation Committee’s ability to exercise its best judgment and would therefore jeopardize Kohl’s competitiveness.

The Compensation Committee and the Board of Directors therefore believes the best approach is to continue to allow the Compensation Committee to determine the most competitive and effective performance criteria for all components of compensation, and not to limit its flexibility as mandated by this proposal.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

COPIES OF OUR ANNUAL REPORT ON FORM 10-K FOR FISCAL 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE POSTED ON OUR WEBSITE AT www.kohls.com, AND ARE ALSO AVAILABLE TO YOU WITHOUT CHARGE UPON WRITTEN REQUEST TO OUR SECRETARY AT N56 W17000 RIDGEWOOD DRIVE, MENOMONEE FALLS, WISCONSIN 53051. EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THEM.

By Order of the Board of Directors

Richard D. Schepp,
Secretary

Menomonee Falls, Wisconsin

March 31, 2008

☒	Votes must be indicated (x) in Black or Blue ink.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

Item 1: Election of directors of Kohl’s for a term of office expiring in 2009.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

01	Steven A. Burd	☐	☐	☐	05	Kevin Mansell	☐	☐	☐		09 Stephanie A. Streeter	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

02	Wayne Embry	☐	☐	☐	06	R. Lawrence Montgomery	☐	☐	☐		10 Stephen E.Watson	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

0.3	John F. Herma	☐	☐	☐	07	Frank V. Sica	☐	☐	☐	Item 2:	Ratify appointment of Ernst & Young LLP as independent registered public accounting firm.	☐	☐	☐
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

04	William S. Kellogg	☐	☐	☐	08	Peter M. Sommerhauser	☐	☐	☐	Item 3:	Shareholder proposal regarding the election of Directors. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.	☐	☐	☐
												FOR	AGAINST	ABSTAIN

										Item 4:	Shareholder proposal regarding an Executive Compensation Plan. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.	☐	☐	☐

											In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

Signature	Signature	Date

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign name by authorized person.

Ù FOLD AND DETACH HERE Ù

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the day of the annual meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.eproxy.com/kss Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

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KOHL’S CORPORATION

PROXY

Annual Meeting of Shareholders April 30, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard D. Schepp and R. Lawrence Montgomery and each or either of them, as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, and in their discretion on all other matters as may properly come before the meeting, any or all of the shares of Common Stock of KOHL’S CORPORATION, held of record by the undersigned on March 5, 2008, at the Annual Meeting of Shareholders of Kohl’s Corporation to be held April 30, 2008, or at any adjournment thereof.

The Board of Directors recommends a vote FOR Proposal NOs. 1 and 2 and AGAINST Proposal NOs. 3 and 4. This Proxy, when properly executed, will be voted as specified on the reverse side. THIS PROXY WILL BE VOTED FOR PROPOSAL NOs. 1 AND 2 AND AGAINST PROPOSAL NOs. 3 AND 4 IF NO SPECIFICATION IS MADE.

(Continued, and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

ADMISSION TICKET

Annual Meeting of Shareholders

of

KOHL’S CORPORATION

WEDNESDAY, APRIL 30, 2008

10:00 a.m.

Milwaukee Theatre

500 W. Kilbourn Avenue, Milwaukee, Wisconsin 53203

This ticket admits only the named shareholder. Please bring this admission ticket and a proper form of identification with you if attending the meeting.

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please promptly vote by telephone, through the internet or by completing and returning the attached proxy card. Voting early will not prevent you from voting in person at the Annual Meeting if you wish to do so.

Your proxy is revocable in accordance with the procedures set forth in the proxy statement.